UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12.

IMS HEALTH HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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IMS HEALTH HOLDINGS, INC.
83 Wooster Heights Road
Danbury, CT 06810

February 22, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders of IMS Health Holdings, Inc. on April 8, 2016, at 9:00 a.m. E.D.T. at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about IMS Health.

Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card as promptly as possible to ensure that your shares are represented at the meeting. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

ARI BOUSBIB
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS
April 8, 2016

Annual Meeting Information

Time and Date:	9:00 a.m. E.D.T., Friday, April 8, 2016
Place:	The Crowne Plaza 18 Old Ridgebury Road Danbury, Connecticut
Record Date:	February 17, 2016

Agenda

Proposal 1:	Election of Class II directors whose term will expire in 2016
Proposal 2:	Ratification of our Audit Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016
Other business, if properly raised

Additional Information

Annual Report:	The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2015 (the "2015 Annual Report"), which is not part of the proxy soliciting materials, is enclosed.
Proxy Voting:	It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the attached Proxy Statement.
Electronic Delivery:	This year, we will seek to expedite delivery, conserve natural resources and reduce costs by electronically disseminating annual meeting materials, as permitted by the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing these materials via the Internet. You can also receive, upon request, a copy of the proxy materials by mail if you prefer. All stockholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail. It is estimated that proxy materials or a Notice of Internet Availability will be mailed to stockholders as of the Record Date on or about February 26, 2016.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held April 8, 2016:

This Proxy Statement and the 2015 Annual Report are available at
http://ir.imshealth.com/2016Proxy

By Order of the Board of Directors,

HARVEY A. ASHMAN
Senior Vice President, General Counsel
and Corporate Secretary

Dated: February 22, 2016
Danbury, Connecticut

IMS HEALTH HOLDINGS, INC.
83 Wooster Heights Road
Danbury, Connecticut 06810

PROXY STATEMENT

Introduction

You are invited to attend the 2016 annual meeting of stockholders of IMS Health Holdings, Inc. (“IMS Health,” the “Company,” “we,” or “us”) on Friday, April 8, 2016, beginning at 9:00 a.m. E.D.T. (the “Annual Meeting”). The Annual Meeting will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Board of Directors (the “Board”) is requesting your proxy to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. We are sending this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders (the “Notice”), proxy card, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2015 (the “2015 Annual Report”) to inform you about the Annual Meeting and request that your shares be represented and voted at the Annual Meeting. These materials are being mailed starting on or about February 26, 2016.

The Company

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. We are incorporated in the state of Delaware, have operations in more than 100 countries and employ more than 15,000 employees worldwide. Our principal executive offices are located at 83 Wooster Heights Road, Danbury, Connecticut 06810. Our telephone number is (203) 448-4600.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to Be Held April 8, 2016:

This Proxy Statement and the 2015 Annual Report are available at:
http://ir.imshealth.com/2016Proxy

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About the Annual Meeting

What is the purpose of the Annual Meeting?

At the Annual Meeting, holders of shares of our common stock will consider and act upon the following items of business:

•	Election of three Class II directors for a three-year term;
•	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and
•	Transaction of any other business that may properly come before the Annual Meeting.

The Board recommends a vote FOR the election of the three nominees proposed for election as Class II directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 and, on any other business properly brought before the Annual Meeting, in accordance with the best judgment of the named proxies.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record on February 17, 2016, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. At that date, IMS Health had 329,731,488 shares of common stock outstanding.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid stockholders’ meeting. Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which a stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What vote is required to approve each item of business?

Proposal 1

Our Bylaws provide that directors are elected by a plurality of votes cast. If you are present at the Annual Meeting but do not vote for or against a particular nominee, or if you have given a proxy and abstained on a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of directors.

Our Corporate Governance Guidelines provide that, in an uncontested election, a director who is not re-elected by a majority of the votes cast shall promptly tender his or her resignation from the Board, and in no event greater than five business days upon such failure to receive such votes. The Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee and the Board, in making its decision, may implement any procedures it deems appropriate and may consider any factor or other information it deems relevant. The Board shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. If the resignation is not accepted, the director shall continue to serve until the next annual meeting of stockholders at which such director faces re-election and until such director’s successor is elected and qualified.

Proposal 2

For the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of a majority of the shares cast on the matter at the Annual Meeting is required for approval. If your shares are present at the meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not affect the outcome of the proposal. Broker non-votes, if any, also will not affect this proposal. However, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with IMS Health’s transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” Proxy materials or a Notice of Internet Availability of Proxy Materials have been sent directly to you by IMS Health.

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If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials or a Notice of Internet Availability of Proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•	In person—you may attend the Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•	By proxy—stockholders of record have a choice of voting by proxy:
•	over the Internet at www.proxyvote.com;
•	by using a toll-free telephone number noted on your proxy card; or
•	by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. E.D.T. on April 7, 2016.

If you are a beneficial owner holding in street name, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which of the above choices are available to you. Brokers are not permitted to vote for Proposal One if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal Two if you do not do so.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. The individuals named as proxies on the proxy card are Ari Bousbib, our Chairman, Chief Executive Officer and President (referred to herein as our “Chief Executive Officer”), Ronald E. Bruehlman, our Senior Vice President and Chief Financial Officer, and Harvey A. Ashman, our Senior Vice President, General Counsel and Corporate Secretary. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Annual Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends, which recommendations are set forth above.

It is possible that items of business other than those listed above may be brought before stockholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission (the “SEC”) when voting shares on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Annual Meeting that was timely in accordance with our Bylaws.

If I vote by proxy, may I still attend the Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the Annual Meeting and voting in person.

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How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the Annual Meeting begins, or by attending the Annual Meeting and voting in person.

Who is paying the costs of this proxy solicitation?

IMS Health is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone, or by electronic communication.

How can I find out the results of the voting at the Annual Meeting?

Broadridge Financial Solutions (“Broadridge”), an independent entity, will receive and tabulate the vote in connection with the Annual Meeting. Representatives of Broadridge will act as the independent Inspectors of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results. Broadridge has been instructed that the vote of each stockholder must be kept confidential and may not be disclosed (except in legal proceedings or for the purpose of soliciting stockholder votes in a contested proxy solicitation).

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this Proxy Statement and our 2015 Annual Report to any stockholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this Proxy Statement and our 2015 Annual Report, stockholders may write or call the Company at the following:

Investor Relations Department

83 Wooster Heights Road

Danbury, Connecticut 06810

(203) 448-4600

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I receive electronic access to proxy materials?

If you hold shares registered in your name, you may sign up at www.investordelivery.com to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when the 2015 Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in street name, you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by going online at www.proxyvote.com.

If I cannot attend the Annual Meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.D.T. on April 7, 2016 and in that case it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, you should mail your signed proxy card sufficiently in advance for it to be received no later than 5:00 p.m. E.D.T. on Thursday, April 7, 2016.

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Proposal No. 1: Election of Directors

The Company’s amended and restated certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of eight directors, divided into the following three classes:

•	Class I directors: Ari Bousbib, James A. Fasano and Todd B. Sisitsky, whose current terms will expire at the 2018 annual meeting of stockholders;
•	Class II directors: John G. Danhakl, Karen L. Katen and Bryan M. Taylor, whose current terms will expire at the Annual Meeting; and
•	Class III directors: Sharad S. Mansukani and Ronald A. Rittenmeyer, whose current terms will expire at the 2017 annual meeting of stockholders.

This year, Class II directors will stand for re-election, including Ms. Katen, who the Board appointed in March 2015 as a new Class II director to fill a vacancy created when the Board increased its size from seven to eight. Consistent with the requirements of the stockholders’ agreement described below, our amended and restated certificate of incorporation and our amended and restated bylaws, upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of our current Class II directors for re-election as Class II directors at the Annual Meeting. If re-elected at the Annual Meeting, each Class II director nominee will hold office until our 2019 annual meeting. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

Each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, and the Board does not, in that event, choose to reduce the size of the Board, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF EACH NAMED NOMINEE

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The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, certain information about them, including their ages, as of the date of this Proxy Statement:

Name	Age	Position Held with the Company	Director Since
Class II Directors whose terms expire at the 2016 Annual Meeting of Stockholders
John G. Danhakl(1)(2)	59	Director	2010
Karen L. Katen(3)	67	Director	2015
Bryan M. Taylor(1)	45	Director	2010

Class III Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Sharad S. Mansukani(3)	46	Director	2010
Ronald A. Rittenmeyer(1)(3)	68	Director	2010

Class I Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Ari Bousbib	54	Chairman of the Board, Chief Executive Officer and President	2010
James A. Fasano(1)(2)	46	Director	2015
Todd B. Sisitsky(2)	44	Lead Director	2010

___________

(1)	Member of the Leadership Development and Compensation Committee of the Board.
(2)	Member of the Nominating and Corporate Governance Committee of the Board.
(3)	Member of the Audit Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Class II Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

JOHN G. DANHAKL. Mr. Danhakl has served as a director of IMS Health since February 2010. He is Managing Partner at Leonard Green & Partners (“LGP”), which he joined in 1995. Previously, Mr. Danhakl was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, which he joined in 1990. From 1985 until 1990, Mr. Danhakl was Vice President in corporate finance at Drexel Burnham Lambert, Inc. Mr. Danhakl currently serves on the boards of directors of Advantage Solutions, Inc., CCC Information Services, Inc., J. Crew Group, Inc., Leslie’s Poolmart, Inc., Mister Car Wash, Packers Sanitation Services, Inc. and Savers, Inc. He previously served on the boards of directors of Air Lease Corporation, Animal Health, Inc., Arden Group, Inc., AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, Communications & Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Hits, Inc., Liberty Group Publishing, Inc., SunEdison Inc. (formerly known as MEMC Electronic Materials, Inc.), Petco Animal Supplies, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, The Neiman Marcus Group, Tire Rack, Inc. and VCA Antech, Inc. Mr. Danhakl holds a B.A. in Economics from the University of California at Berkeley, and an M.B.A. from Harvard Business School. Because of his extensive experience serving as a public company director and his knowledge of corporation finance, we believe Mr. Danhakl is well qualified to serve on the Board. Mr. Danhakl has been designated for nomination to the Board by LGP pursuant to the stockholders’ agreement described below.

KAREN L. KATEN. Ms. Katen has served as a director of IMS Health since March 2015. Ms. Katen began her career at Pfizer in 1974 and held a series of management positions with increasing responsibility, including President of Pfizer Global Pharmaceuticals and Executive Vice President of Pfizer Inc. from 2001 to 2005 and President of Pfizer Human Health from 2005 to 2007. She retired in 2007 as Vice Chairman of Pfizer Inc. She also served as Chairman of the Pfizer Foundation, a charitable foundation affiliated with Pfizer. Currently, Ms. Katen serves as Senior Advisor of Essex Woodlands Health Ventures, a healthcare venture capital firm which she joined in 2007. Ms. Katen also serves on the boards of directors of Air Liquide, Harris Corporation and The Home Depot, Inc. Ms. Katen has served with several healthcare-related organizations, including as a member of the Global Advisory Board of Takeda Pharmaceutical Company Limited, Treasurer of PhRMA, an industry association representing research-based pharmaceutical companies in the United States, a board member of the National Alliance for Hispanic Health, a member of the Healthcare Leadership Council and a member of the RAND Corporation’s Health Board of Advisors. She is also on the Board of Trustees of the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago. Ms. Katen has also served on a variety of international policy bodies, including as Chairman of the U.S.-Japan Business Council. Because of her extensive experience in international, supply chain and marketing matters, we believe Ms. Katen is well qualified to serve on the Board.

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BRYAN M. TAYLOR. Mr. Taylor has served as a director of IMS Health since February 2010. Mr. Taylor joined TPG Global, LLC (“TPG”) in March 2004, and is a Partner in TPG’s Technology Group, where he is responsible for investments in software, data/analytics, and technology services. He is Lead Director of Vertafore, Inc. He currently serves on the boards of directors of CCC Information Services Inc., Eze Software Group, Box, Inc., Sutherland Global Services, Greensky Trade Credit, LLC, Tanium Inc. and Ellucian Inc. and was formerly a director of Intergraph Corporation, Netscout Systems, Inc. and Decision Insight Information Group. Mr. Taylor was also involved in TPG’s investments in Alltel Communications, Advent Software and Domo and SunGard, Inc. Prior to joining TPG in 2004, Mr. Taylor was a founder and Managing Director at Symphony Technology Group, a private equity firm focused exclusively on software and technology services investments. While at Symphony, Mr. Taylor was actively involved with the firm’s investments in Information Resources Incorporated, Intentia Ab, GERS, Inc., Industri-Matematik International Corp AB and Symphony Services, Inc. Prior to joining Symphony, Mr. Taylor was a Manager with Bain & Company where he worked in the private equity and technology practice groups. Mr. Taylor graduated with honors from Stanford University and he earned an M.B.A. at the Stanford Graduate School of Business. Because of his experience in finance and technology services, we believe Mr. Taylor is well qualified to serve on the Board. Mr. Taylor has been designated for nomination to the Board by TPG pursuant to the stockholders’ agreement described below.

Class III Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

SHARAD S. MANSUKANI. Dr. Mansukani has served as a director of IMS Health since April 2010. Dr. Mansukani also has served as a TPG Senior Advisor since 2005. Dr. Mansukani previously served on the faculty at the University of Pennsylvania and at Temple University School of Medicine. He serves on the boards of directors of Surgical Care Affiliates, Inc., IASIS Healthcare Corporation, Immucor Inc. and Kindred Healthcare. Dr. Mansukani serves as Strategic Advisor to the board of directors of CIGNA and previously served as Chairman of Envision Rx Options and Vice Chairman of HealthSpring Inc. Dr. Mansukani also serves on the board of directors of the Children’s Hospital of Philadelphia and on the editorial boards of the American Journal of Medical Quality, Managed Care, Biotechnology Healthcare and American Health & Drug Benefits. Dr. Mansukani was appointed to Medicare’s Payment Advisory and Oversight Committee, and he was previously Senior Advisor to CMS and a member of the Medicare Reform Executive Committee. Dr. Mansukani completed his residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of the University of Pennsylvania. Because of his extensive experience in the healthcare sector and leadership roles, we believe Dr. Mansukani is well qualified to serve on the Board.

RONALD A. RITTENMEYER. Mr. Rittenmeyer has served as a director of IMS Health since April 2010. He is the past Chairman, President and CEO of Expert Global Solutions, Inc. from 2011 to June 2014. Previously, Mr. Rittenmeyer served as Chairman, CEO and President of Electronic Data Systems Corporation from 2005 until 2008. Prior to that, he served as Chief Operating Officer of Electronic Data Systems Corporation from October 2005 until September 2007 (including service as Co-Chief Operating Officer until May 2006) and as Executive Vice President, Global Service Delivery from July 2005 until December 2006. Mr. Rittenmeyer also serves on the boards of directors of American International Group, Inc. and Tenet Health Care Corporation. He previously served as a director of EDS and RH Donnelley (presently Dex One Corporation). Mr. Rittenmeyer holds a B.A. in Commerce and Economics from Wilkes University and his M.B.A. from Rockhurst University. Because of his leadership experience, over 30 years of business experience and extensive experience serving on public company boards, we believe Mr. Rittenmeyer is well qualified to serve on the Board.

Class I Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

ARI BOUSBIB. Mr. Bousbib was appointed Chief Executive Officer and President of IMS Health in September 2010 and was appointed to the additional role of Chairman in December 2010. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”). From 2008 until 2010, he served as President of UTC’s Commercial Companies. From 2002 until 2008, Mr. Bousbib was President of Otis Elevator Company, and from 2000 to 2002 he served as its Chief Operating Officer. Previously, Mr. Bousbib was a partner at Booz Allen Hamilton. Mr. Bousbib currently serves on the board of directors of The Home Depot, Inc. and is a member of the Harvard Medical School Health Care Policy Advisory Council. He previously served on the board of directors of Best Buy, Inc. Mr. Bousbib holds a Master of Science Degree in Mathematics and Mechanical Engineering from the Ecole Superieure des Travaux Publics, Paris, and an M.B.A. from Columbia University. Because of Mr. Bousbib’s extensive leadership experience, we believe he is well qualified to serve on the Board.

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JAMES A. FASANO. Mr. Fasano has served as a director of IMS Health since January 2015. He is Managing Director responsible for leading CPP Investment Board’s Funds, Secondaries & Co-investments group and previously led CPPIB’s Principal Investing group. Prior to joining CPPIB in 2004, Mr. Fasano worked in the Investment Banking group at Merrill Lynch & Co., focusing on companies in the media and telecommunications sectors. Previously, he was a member of the Mergers & Acquisitions group at RBC Capital Markets and was a Commissioned Officer in the Canadian Armed Forces. Mr. Fasano serves on the board of directors of NEWAsurion, and formerly was a director of Cequel Communications, AWAS Aviation Capital, LHP Hospital Group and Kinetic Concepts. He holds a Bachelor of Engineering degree from the Royal Military College of Canada and an M.B.A. from the University of Chicago Graduate School of Business. Because of Mr. Fasano’s experience in finance and leadership roles, we believe he is well qualified to serve on the Board. Mr. Fasano has been designated for nomination to the Board by CPP Investment Board Private Holdings Inc. (“CPPIB-PHI”) pursuant to the stockholders’ agreement described below.

TODD B. SISITSKY. Mr. Sisitsky has served as a director of IMS Health since February 2010 and currently serves as lead director. Mr. Sisitsky is a Partner of TPG, where he serves as Managing Partner of TPG Capital North America, head of the firm’s global healthcare investing platform, and a member of the firm’s Executive Committee. Mr. Sisitsky serves on the boards of directors of Adare Pharmaceuticals, IASIS Healthcare Corporation, Immucor Inc. and Surgical Care Affiliates, Inc. He previously served on the boards of directors of Aptalis Holdings, Inc. (formerly Aptalis Pharma, Inc.), Biomet Inc., HealthScope Ltd., Fenwal Inc. and Par Pharmaceuticals Companies, Inc. He also serves on the board of the Campaign for Tobacco Free Kids, a global not-for-profit organization, and the Dartmouth Medical School Board of Overseers. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. Mr. Sisitsky earned an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Because of his extensive experience in leadership, business and healthcare, we believe Mr. Sisitsky is well qualified to serve on the Board. Mr. Sisitsky has been designated for nomination to the Board by TPG pursuant to the stockholders’ agreement described below.

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Corporate Governance at IMS Health

Corporate Governance Highlights

We believe that a strong corporate governance framework is essential to our long-term success. We are committed to adopting and following strong corporate governance practices because such practices promote an environment of accountability for the Board and senior management and otherwise promotes the long-term interests of our stockholders. Below is a summary of some of the highlights of our corporate governance framework, which are discussed in more detail in this Proxy Statement.

Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	Annual Named Executive Officer Performance Evaluation by the Leadership Development and Compensation Committee of the Board
Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees	Limitation on Management Directors. Our Chairman and CEO is the only member of management to serve as a director
Regular Board and Committee Executive Sessions of Non-Management Directors	Majority Voting in Uncontested Director Elections
“Pay for Performance” Philosophy Drives Executive Compensation	Committee Approval Required for Related Party Transactions
Clawback Policy to Recoup Executive Compensation	Share Ownership Guidelines for Both Directors and Executives
Risk Oversight by the Board and Committees	No “Poison Pill” (Stockholder Rights Plan)
Multi-year Vesting Requirements for Performance Share Awards	No excise tax gross-ups on severance or change in control payments or benefits
Annual Board and Committee Self Evaluations	Established Whistleblower Policy

Board of Directors

The Board is responsible for supervision of the overall affairs of IMS Health. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent directors, those directors meet in regularly scheduled executive sessions without the participation of our management director.

Currently, our Chief Executive Officer also serves as Chairman of the Board. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, although it does not believe there is any reason to do so at this time. The Board believes that this issue is primarily a matter of the succession planning process and that it is in the best interest of the Company for the board to make this determination when it elects a new Chief Executive Officer or at such other times that it believes are best for the Company at a given point in time.

The Board has appointed a director to serve in a lead capacity (the “Lead Director”). The Lead Director’s responsibilities include liaising between non-management directors and management; presiding at executive sessions of non-management directors, and at Board meetings when the Chairman is not present; consulting with the Chairman and approving agendas, schedules and information sent to the Board for Board meetings; consulting with the Chairman on other matters pertinent to the Company and the Board; consulting with major stockholders upon their request; and performing such other duties as are specified by the Board, as outlined in our Corporate Governance Guidelines, which can be found in the “Investor Relations” section of our website under Corporate Governance at http://ir.imshealth.com. Currently, our Lead Director is Todd B. Sisitsky.

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee. The Board held six meetings during 2015. Overall attendance at Board and Committee meetings was 95%. Ms. Katen attended three Board meetings and three Audit Committee meetings following her appointment to the Board in March 2015.

Our policy on director attendance at annual meetings calls for directors to be invited to attend IMS Health’s annual meetings of stockholders but they are not required to do so. Messrs. Bousbib, Danhakl, Fasano, Rittenmeyer and Sisitsky and Dr. Mansukani attended our annual meeting in 2015.

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Documents Establishing our Corporate Governance

The Board has a long-standing commitment to sound and effective corporate governance practices. The following key documents are the foundation of corporate governance at IMS Health:

•	Corporate Governance Guidelines;
•	Code of Ethics for CEO and Senior Financial Officers;
•	Code of Business Conduct;
•	Charter and Bylaws for the Company; and
•	Charters for the three Board committees:
•	Audit Committee;
•	Leadership Development and Compensation Committee; and
•	Nominating and Corporate Governance Committee.

These documents and other important information on our corporate governance are posted in the “Investor Relations” section of our website, and may be viewed at http://ir.imshealth.com. We will also provide printed copies of these documents free of charge to any stockholder who sends the Corporate Secretary a request at: IMS Health Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

“Controlled Company” Status

Affiliates of TPG, CPPIB-PHI and LGP (together, the “Sponsors”) collectively own a majority of the voting power of the outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;
•	we have a compensation committee that is composed entirely of independent directors; and
•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

We currently avail ourselves of all of these exemptions. Accordingly, in the event the interests of the Sponsors differ from those of other stockholders, and, for so long as we are a “controlled company,” our other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The “controlled company” exception does not modify the independence requirements for the Audit Committee. As required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the NYSE, our Audit Committee is exclusively comprised of independent directors. See “Committees of the Board” below.

Board Composition and Director Independence

The Board oversees the management of our business by the Chief Executive Officer and senior management. Our amended and restated certificate of incorporation provides that the Board shall consist of at least three directors but not more than 17 directors and that the number of directors may be fixed from time to time by resolution of the Board. Under the stockholders’ agreement described below, we have agreed to take necessary action to maintain the size of the Board at no greater than eight directors, including an additional director that may join the Board who is not affiliated with the Sponsors, subject to applicable laws and regulations, and subject to the Sponsors’ rights to add additional directorships.

The Board is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Subject to TPG’s and CPPIB-PHI’s rights described below, any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

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In connection with our initial public offering in 2014 (our “IPO”), we entered into a stockholders’ agreement with investment entities controlled by the Sponsors that provides the Sponsors with nomination rights with respect to the Board. Under the agreement, we and the Sponsors are required to take all necessary action to cause the Board to include individuals designated by the Sponsors in the slate of nominees recommended by the Board for election by our stockholders. The Sponsors’ nomination rights as set forth in the stockholders’ agreement include the following:

•	For so long as TPG owns at least 50% of the shares of our common stock held by TPG following the closing of our IPO, TPG will be entitled to designate two individuals for nomination to serve on the Board. When TPG owns less than 50% but at least 5% of the shares of our common stock held by TPG following the closing of our IPO, TPG will be entitled to designate one individual for nomination. In addition, for so long as TPG owns at least 50% of the shares of our common stock held by TPG following the closing of our IPO, TPG will be entitled to make a request to expand the size of the board of directors by two and designate individuals to fill the resulting vacancies, and when TPG owns less than 50% but at least 10% of the shares of our common stock held by TPG following the closing of our IPO, TPG will be entitled to make a request to expand the size of the board of directors by one and designate an individual to fill the resulting vacancy. Subject to our bylaws, the individual who fills any such vacancy will be assigned to the class of directors to be elected at the annual meeting that is the latest to occur of the then-existing classes of directors, unless otherwise agreed by holders of at least 65% of the shares then held by the Sponsors.

•	For so long as CPPIB-PHI owns at least 10% of the shares of our common stock held by CPPIB-PHI following the closing of our IPO, CPPIB-PHI will be entitled to designate one individual for nomination to serve on the Board. In addition, for so long as CPPIB-PHI owns at least 25% of the shares of our common stock held by CPPIB-PHI following the closing of our IPO, CPPIB-PHI will be entitled to make a request to expand the size of the board of directors by one and designate an individual to fill the resulting vacancy. Subject to our bylaws, the individual who fills any such vacancy will be assigned to the class of directors to be elected at the annual meeting that is the latest to occur of the then-existing classes of directors, unless otherwise agreed by holders of at least 65% of the shares then held by the Sponsors.
•	For so long as TPG and CPPIB-PHI collectively own at least 50% of the shares of our common stock held by them collectively following the closing of our IPO, they will be entitled to jointly designate one individual for nomination to serve on the Board.
•	For so long as LGP owns at least 50% of the shares of our common stock held by LGP following the closing of our IPO, LGP will be entitled to designate one individual for nomination to serve on the Board.

The Board is currently composed of eight directors: Messrs. Sisitsky and Taylor, who were designated for nomination as directors by TPG; Mr. Fasano, who was designated for nomination as a director by CPPIB-PHI; Mr. Danhakl, who was designated for nomination as a director by LGP; Mr. Bousbib, who serves as a director because he is our Chief Executive Officer; Ms. Katen, Dr. Mansukani and Mr. Rittenmeyer.

In addition, the stockholders’ agreement provides that the Sponsors agree to vote for each other’s director nominees and also agree to vote for the chief executive officer then in office as a director.

The Board adopted the following statement regarding independence at its meeting on February 2, 2016:

“We have determined that the following IMS Health directors are currently independent:

Karen L. Katen

Sharad S. Mansukani

Ronald A. Rittenmeyer

Our determination of ‘independence’ means that we find that the director has no material relationship with IMS Health, directly or indirectly, that would interfere with his or her exercise of independent judgment as a director of IMS Health. As directors who are members of the Audit Committee, we find that each director meets an even higher standard, in that each of them has not, other than in his or her capacity as a member of the Board or a Board committee, accepted directly or indirectly any consulting, advisory or compensatory fee from, or been an affiliated person of, IMS Health or any subsidiary.”

The Board made its determinations of independence in accordance with our Corporate Governance Guidelines, the corporate governance standards of the NYSE and, because Ms. Katen, Dr. Mansukani and Mr. Rittenmeyer are members of the Audit Committee, the higher applicable standards, referred to by the Board in its statement above.

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Committees of the Board

The Board has three standing committees:

•	Audit Committee;
•	Leadership Development and Compensation Committee; and
•	Nominating and Corporate Governance Committee.

Under our stockholders’ agreement, each of TPG and CPPIB-PHI have the right to appoint a representative on each committee of the Board other than the Audit Committee, subject to applicable rules and regulations of the NYSE, in each case so long as it has the right to designate at least one director for election to our Board and holds 10% of the outstanding shares of our common stock. Prior to the date on which the Sponsors no longer collectively own a majority of the voting power of the outstanding shares of our common stock, a quorum of each such committee shall consist of a majority of the members of the committee and the presence of at least one TPG designated director and one CPPIB designated director, unless waived.

AUDIT COMMITTEE
2015 Meetings: 11 Members: Ronald A. Rittenmeyer (Chairman) Karen L. Katen Sharad S. Mansukani

Responsibilities:

•

Monitoring the preparation of, and reviewing with (i) management, (ii) the individual in charge of our internal audit function and (iii) the independent registered public accounting firm, our annual audited financial statements and unaudited interim financial statements;

•

Supervising the relationship between the Company and our independent registered public accounting firm, including:

•

having direct responsibility for its appointment, compensation and retention;

•

reviewing the scope of its audit services;

•

approving its non-audit services; and

•

confirming its independence;

•

Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, including a review of legal, compliance and regulatory matters affecting the Company, the Company’s exposure to significant risks and the Company’s internal auditing program; and

•

Providing the Report of the Audit Committee for inclusion in the annual proxy statement.

The Board has determined that: (1) Mr. Rittenmeyer is an “Audit Committee Financial Expert” as such term is defined in the SEC rules; (2) each member of the Audit Committee is financially literate; and (3) Ms. Katen, Dr. Mansukani and Mr. Rittenmeyer satisfy the audit committee requirements for independence set forth in the SEC rules.

LEADERSHIP AND DEVELOPMENT AND COMPENSATION COMMITTEE
2015 Meetings: 5 Members: Bryan M. Taylor (Chairman) John G. Danhakl James A. Fasano Ronald A. Rittenmeyer

Responsibilities:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the officers of the Company who report directly to our Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (“Senior Officers”);

•

Evaluating the performance of our Chief Executive Officer and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for our Chief Executive Officer and other Senior Officers;

•

Making recommendations to the Board about the compensation of our directors;

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•

Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•   Recommending to the Board ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate;

 •     Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former Senior Officers;

•      Reviewing and approving all Senior Officer employment contracts and other compensatory, severance and change in control arrangements for current and former Senior Officers, reviewing and establishing our overall management compensation and benefits philosophy and policy, and reviewing and approving our policies and procedures for the grant of equity-based awards;

•      Establishing and reviewing periodically policies and procedures with respect to perquisites;

•      Producing the Compensation Committee Report on Executive Compensation for inclusion in our annual proxy statement in accordance with SEC proxy and disclosure rules;

•      Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•   Reviewing the processes for managing executive succession and the results of those processes, including:

•         reporting and making recommendations to the Board regarding adequacy of executive resource development;

•         recommending to the Board successors to our Chief Executive Officer and other senior executives and overseeing the development of executive succession plans; and

•         monitoring the recruitment, development, promotion and assessment of candidates expected by our Chief Executive Officer to assume key executive positions, including the chief executive officer role, within the next five years as well as other high potential candidates.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
2015 Meetings: 3 Members: Todd B. Sisitsky (Chairman) John G. Danhakl James A. Fasano

Responsibilities:

•

Developing and recommending to the Board criteria for Board and committee membership;

•

Establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•

Identifying individuals qualified to become members of the Board;

•

Recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•

Developing and recommending to the Board a set of corporate governance principles;

•

Articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•

Reviewing and recommending to the Board practices and policies with respect to directors;

•

Reviewing and recommending to the Board the compositions of the committees of the board of directors;

•

Reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•

Reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

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•

Providing for new director orientation and continuing education for existing directors on a periodic basis;

•

Performing an evaluation of the performance of the committee; and

•

Overseeing the evaluation of the Board and annually certify that the performance of management is being appropriately evaluated.

The Nominating and Corporate Governance Committee will consider stockholders’ recommendations of nominees for membership on the Board. Stockholders may recommend candidates for membership on the Board to the Nominating and Corporate Governance Committee by submitting the names in writing to: Harvey A. Ashman, Senior Vice President, General Counsel and Corporate Secretary, IMS Health Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

The Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual or special meeting. These procedures are described below under the caption “Stockholder Proposals for 2017 Annual Meeting of Stockholders.”

Succession Planning for Directors and Executive Officers

Vacancies on the Board may occur from time to time. For example, our Corporate Governance Guidelines include director resignation policies relating to changes in director circumstances and attainment of the specified retirement age of 72. These policies call for affected directors to offer to tender their resignation from the Board. The Board may accept or reject such resignation in its sole discretion. If the Board accepts the director’s resignation, such resignation shall become effective as of the later of (1) the date on which the resignation is accepted by the Board, or (2) a date specified by the Board. As described above, the Nominating and Corporate Governance Committee is responsible for recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees. It is the Board’s policy that the composition of the Board at all times adhere to the standards of independence promulgated by the NYSE and as further clarified herein and reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, our industry and the markets we serve sufficient to provide sound and prudent guidance with respect to our operations and interests. The board seeks to maintain a diverse membership, but it does not have a separate policy on diversity. The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. Under this ongoing process, the Chairman of the Nominating and Corporate Governance Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, regarding the size of the Board, future retirements and director attributes desired for any new directorships. Once a decision has been made to recruit a new director, the Nominating and Corporate Governance Committee may retain an executive recruitment organization to assist it in its search by providing a diverse and qualified slate of candidates.

In addition, the Board also plans for succession to the positions of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, our Chief Executive Officer periodically provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. This assessment results from our leadership development and succession planning process, which involves three principal steps:

•	Regional as well as functional assessments to identify key employees and employees with high potential for increased responsibilities;
•	Chief Executive Officer review, consolidating the regional and functional reviews, focusing on senior executives’ development and succession; and
•	Board review and approval, focusing on Chief Executive Officer succession, key senior executives’ development and succession, the pool of high-potential executives and initiatives to improve retention and promote their development as company leaders.

We use online tools and processes, followed by face-to-face reviews, to implement our leadership development and succession planning process. Through this process, we identify a pool of high-potential employees who are selected for development. Our development program emphasizes skills training, education and career planning.

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How to Contact the Board and its Committees

We have established a process by which stockholders and other interested parties can contact the Board, or a committee of the Board. To contact the Board or a Board committee, you can send an email to imsbod@imshealth.com, or write to the following address:

Board of Directors
c/o Secretary
IMS Health Holdings, Inc.
83 Wooster Heights Road
Danbury, Connecticut 06810

Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

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Director Compensation

Non-Employee Director Compensation Program.

Under our non-employee director compensation program, each member of the Board who is not an employee and who is not affiliated with the Sponsors is eligible to receive compensation consisting of an annual retainer paid in cash in quarterly installments and a grant of restricted stock units with a grant date fair market value of approximately $150,000. The annual grant of restricted stock units vests in full on the earliest of the first anniversary of the date of grant, the date of a change in control or the termination of the director’s service due to death or disability, in each case, subject to the director’s continued service as a member of the Board through the applicable vesting date. In addition, under the program, eligible directors receive additional payments, paid in cash on a quarterly basis, for service on the committees of the Board.

The following table reflects the annual cash compensation for our non-Sponsor, non-employee directors as in effect in 2015.

Role	Annual Retainer ($)
Annual cash retainer	60,000
Committee Chairs:
Audit	30,000
Leadership Development and Compensation	25,000
Nominating and Corporate Governance	15,000
Committee Members (other than Chairs):
Audit	10,000
Leadership Development and Compensation	5,000
Nominating and Corporate Governance	5,000

Committee membership fees are not paid to the chairperson of a committee. The Board has the authority to set the terms of our non-employee director compensation program, and may change those terms at any time.

Non-employee director compensation for 2015. The following table shows information regarding the compensation earned by our non-employee directors during 2015. The compensation received by our Chief Executive Officer as an employee during 2015 is included in the “Summary Compensation Table” below. Our Chief Executive Officer did not receive any additional compensation for his service on the Board. Only our non-Sponsor, non-employee directors receive compensation for their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
John G. Danhakl	—	—	—
James A. Fasano	—	—	—
Karen L. Katen(1)	35,000	149,997	184,997
Sharad S. Mansukani	70,000	149,997	219,997
Ronald A. Rittenmeyer	95,000	149,997	244,997
Todd B. Sisitsky	—	—	—
Bryan M. Taylor	—	—	—

___________

(1)	Ms. Katen was elected to serve on the Board and the Audit Committee as of March 27, 2015.
(2)	The amount reported represents the aggregate grant date fair value of restricted stock units granted in 2015, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The fair value of each grant of restricted stock units at the grant date is equal to the number of restricted stock units granted multiplied by the fair market value of a share of our common stock (closing price per share) on the date of grant. Further information on the valuation assumptions relating to these stock awards can be found in Note 10 to our consolidated financial statements included in our 2015 Annual Report. All director stock awards vest in full on the first anniversary of the date of grant, subject to accelerated vesting upon a termination of service due to death or disability or a change in control of the Company. Each of Ms. Katen, Dr. Mansukani and Mr. Rittenmeyer was granted 5,417 restricted stock units on April 21, 2015, at which date the fair market value of a share of our common stock was $27.69. As of December 31, 2015, each of Ms. Katen, Dr. Mansukani and Mr. Rittenmeyer held 5,417 unvested restricted stock units. None of our other non-employee directors held any stock awards.

Director share ownership guidelines. Under the IMS Health share ownership guidelines established by the Leadership Development and Compensation Committee, each member of the Board who is not an employee and is not affiliated with the Sponsors is expected to hold shares of our common stock that have a value equal to five times their annual cash retainer for service as a director. While there is no set period in which this ownership level must be met, each non-Sponsor, non-employee director is required to retain ownership of at least 50% of the net shares received by them as a result of the exercise, vesting or settlement of long-term incentive awards, until the share ownership guideline is met. The Leadership Development and Compensation Committee is responsible for setting and periodically reviewing these guidelines. The Leadership Development and Compensation Committee oversees compliance with these guidelines, and reviews director holdings annually. Other than Ms. Katen, who joined the Board in March 2015, each non-Sponsor, non-employee director has already satisfied their stock ownership requirement.

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Compensation Discussion and Analysis

This discussion and analysis of our compensation program for our named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to our named executive officers.

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the Leadership Development and Compensation Committee of the Board (the “Committee”). The Committee, together with the Board with respect to certain matters, determines the compensation and benefits of the Company’s officers and directors and administers the Company’s compensation and equity-based plans.

At our 2015 Annual Meeting, our stockholders overwhelmingly approved the compensation paid to our named executive officers, with 91.2% of votes cast in favor of our executive compensation program. The Committee believes that this demonstrates strong support for the design and administration of the Company’s executive compensation program and as such, has not recommended or implemented any changes to the program as a result of that vote. We also reviewed valuable feedback received from stockholders in connection with our 2015 Annual Meeting and reviewed our policies and programs against published guidelines of stockholders. We communicated with many of our large investors to discuss governance matters, including the results of the most recent “say on pay” vote, and any other feedback or concerns stockholders have provided. At our 2015 Annual Meeting, our stockholders approved our conducting a “say on pay” vote once every three years and, as a result of this, our next “say on pay” vote will occur at our 2018 Annual Meeting.

In this compensation discussion and analysis, we focus on our executive officers listed in the “Summary Compensation Table” and the other compensation tables included in this Proxy Statement (our “named executive officers”). For 2015, the following individuals were our named executive officers:

Name	Age	Position
Ari Bousbib	54	Chairman, Chief Executive Officer & President
Ronald E. Bruehlman	55	Senior Vice President & Chief Financial Officer
Robert Chu	49	Senior Vice President, Technology Solutions
José Luis Fernández	51	Senior Vice President, Global Services
Kevin C. Knightly	54	Senior Vice President, Information Offerings
Satwinder Sian(1)	51	Former Strategic Advisor to the CEO

___________

(1)	Dr. Sian’s employment with the Company was terminated on August 31, 2015.

Highlights of 2015 Performance

Our performance in 2015 was marked by significant progress and accomplishments under the leadership of our named executive officers. These accomplishments helped advance the strategic transformation of the Company and its repositioning in the broader technology services market for life sciences. They include:

•	The completion of our acquisition of Cegedim SA’s strategic data and customer relationship management businesses (the “Cegedim Acquisition”) and the integration of its business into ours in order to realize certain synergies related to the transaction;
•	The introduction of additional Nexxus ™ applications, including mobile intelligence, which continue to enhance and broaden the Company’s suite of innovative technology offerings;
•	The continued growth of our real-world evidence services and technology and applications offerings;
•	The completion of several key acquisitions that added complementary capabilities to the Company;
•	The continued expansion of the Bangalore and Manila global delivery centers;
•	The focused recruitment of key talent in the technology and services area; and
•	The execution of restructuring programs and other cost containment actions.

These accomplishments helped us sustain a positive organic revenue growth rate and our highest overall revenue growth rate in the last eight years, on a constant currency basis.

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We achieved strong overall financial performance in 2015 that, with the exception of Adjusted EBITDA, was in line with or better than management’s guidance to investors and financial analysts, including the following:

•	Our Revenue for 2015 was $2.9 billion, a 21.0% increase on a constant currency basis from 2014.
•	Our Adjusted EBITDA for 2015 was $886 million, an 11.2% increase on a constant currency basis from our Adjusted EBITDA for 2014.
•	Our Adjusted Net Income for 2015 was $515 million, a 13.5% increase on a constant currency basis from 2014.

•	Our Adjusted Diluted EPS was $1.52 per share, a 10.5% increase on a constant currency basis versus 2014.
•	Unlevered Free Cash Flow as a percentage of Adjusted EBITDA was 71%.

In addition, we completed two secondary offerings for our Sponsors, resulting in the sale of approximately 78 million shares of our common stock held by the Sponsors. These transactions have expanded our investor base and increased our float and liquidity.

We believe that the efforts of our named executive officers were critical to achieving these results and significant milestones. We factor in a named executive officer’s individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things, in determining a named executive officer’s annual incentive under our annual incentive plan (the “Annual Plan”).

Under the Annual Plan, a pool is established by the Committee from which annual incentives are paid to all eligible employees. Based on our 2015 results, including the level of achievement of Revenue and Adjusted EBITDA, and after giving effect to certain adjustments made by the Committee (as described below) based on its evaluation of our overall 2015 performance, the Committee approved the funding of our Annual Plan at 80.1% of target. Our Adjusted EBITDA performance level in 2015 also resulted in the vesting of 273,600 performance-based stock options held by our named executive officers that were granted prior to our IPO.

Amounts expressed in constant currency terms in this Proxy Statement exclude the effect of changes in foreign currency exchange rates on the translation of foreign currency results into U.S. dollars. For additional information regarding foreign currency translation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results Excluding the Effect of Foreign Currency Translation and Certain Charges” included in our 2015 Annual Report. For additional information regarding “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Diluted EPS” and “Unlevered Free Cash Flow,” including a reconciliation of these non-GAAP financial measures to the most directly comparable measure presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” included in our 2015 Annual Report. For a description of certain of the defined performance metrics described above, see — “Elements of Compensation–Short-term incentive plan.”

Principal Objectives of our Executive Compensation Program

Generally. Our executive team is critical to our success and to building value for our stockholders. The principal objectives of our executive compensation program are to enable us to:

•	Attract and retain experienced and well-qualified executives to serve in leadership positions and to lead our organization over the long term;
•	Motivate our executives to succeed by providing compensation that is directly linked to our short- and long-term performance; and
•	Align the interests of our executive officers with those of our stockholders by delivering a substantial portion of the executive officer’s compensation through time- and performance-based equity awards with a longer-term value horizon and through the use of share ownership guidelines.

We have designed our executive compensation program with specific features to help achieve these goals and to promote related objectives that are important to our long-term success.

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Compensation and governance practices. Below we highlight certain of our practices that we consider good governance features of our executive compensation program.

•	Annual executive compensation review. The Committee conducts an extensive annual review of our executive compensation program to ensure that it continues to support our short- and long-term strategic objectives.
•	External compensation consultant. The Committee has engaged its own independent, external compensation consultant to assist it with reviewing our executive compensation program and recommending changes to it.
•	Performance-based compensation. We use performance-based short- and long-term incentives in our executive compensation program. We use corporate metrics that are tied to important business goals, and different metrics are used for short-term and long-term incentives. We differentiate payments to individual executives based on individual achievement. Our performance goals are challenging, in most cases requiring year-over-year growth. For 2015, a substantial part of our long-term incentive program consisted of performance share awards.
•	No excise tax gross-ups. We do not provide for any excise tax gross-ups on severance or change in control payments or benefits.

•	No single trigger vesting. We do not provide for automatic single trigger vesting of our long-term incentive awards if such outstanding long-term incentive awards will continue or an acquirer agrees to replace the awards.
•	Multi-year vesting requirements. Under the long-term incentive program implemented in 2015, performance share awards will be eligible to vest at the end of a three-year performance period and stock-settled stock appreciation rights and restricted stock will vest over a four-year period. We believe that a combination of time- and performance-based long-term incentive awards will meet our needs of attracting and retaining top executives and rewarding them for strong performance.
•	Clawback policy. We maintain a clawback policy that applies to incentive compensation.
•	Stock ownership guidelines. We have robust stock ownership guidelines, requiring our named executive officers to hold between 3x and 6x base salary. We have a stock ownership policy that requires our executive officers to hold 50% of the net shares received by them as a result of the exercise, vesting or settlement of long-term incentive awards until they meet their required ownership levels.
•	Stock hedging and pledging policies. Our insider trading policy prohibits hedging transactions with respect to, and the pledging of, our securities by any of our directors, officers or other employees.

Performance metrics. We have designed our executive compensation program to tie a substantial portion of each named executive officer’s compensation to the achievement of performance objectives over both the short- and long-term. This approach to compensation demonstrates our “pay for performance” philosophy as well as our focus on creating longer-term value for our stockholders. The principal measures of our business performance, as they relate to our compensation programs for 2015, are:

•	Annual Plan (one-year performance period):
•	Revenue;
•	Adjusted EBITDA; and
•	Unlevered Free Cash Flow as a percentage of Adjusted EBITDA (“Cash Flow Percentage”).
•	Performance Shares (three-year performance period):
•	Growth in Adjusted EPS (as defined below); and
•	Total shareholder return (“TSR”) as compared to a group of 17 comparator companies (“Comparative TSR”).

For the Annual Plan, Revenue was selected by the Committee because we believe it is a key driver of stockholder value and earnings growth over time. Adjusted EBITDA was selected as a performance metric because we believe it is an important measure of our financial performance and our ability to service our debt and reflects our near- and longer-term goal of increasing profitability. Cash Flow Percentage was selected because it measures how well we manage cash, and using this measure can incentivize our executives to generate a higher level of cash relative to Adjusted EBITDA.

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For the performance shares granted in 2015, we used growth in Adjusted EPS and Comparative TSR as measures of three-year performance that we believe will closely correlate with long-term returns to our stockholders.

The performance metrics under the Annual Plan, as well as those associated with outstanding awards under our long-term incentive plans, have been adjusted upwards to reflect the impact of the Cegedim Acquisition.

These performance metrics used under our annual and long-term awards, other than revenue, are non-GAAP financial measures, and a description of these measures is included below under “-Elements of Compensation-Short-term incentive plan” and “-Long-term incentive awards.”

Elements of compensation. As described below, the primary elements of our executive compensation program are annual base salary, short-term incentives, long-term incentives and retirement and termination benefits. Together, these items are intended to be complementary and serve the goals described above. The Committee, however, does not have any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

The following elements make up our executive compensation program:

BASE SALARY	+	SHORT-TERM INCENTIVES	+	LONG-TERM INCENTIVES	+	RETIREMENT AND TERMINATION BENEFITS
				- Performance Shares		- Retirement Plan
				- Stock Appreciation Rights		- Retirement Excess Plan
- 401(k) Savings Plan
- Savings Equalization Plan
- Defined Contribution Executive Retirement Plan - Severance benefits under agreements, plans and policies

Decision-Making Responsibility

Roles of the Committee and management in compensation decisions. Our executive compensation program is developed and overseen by the Committee, which is currently comprised of three directors affiliated with the Sponsors and one independent director. The Board is responsible for approving, after receiving the recommendation of the Committee, long-term incentive awards to our executive officers. The Committee takes into account the views and recommendations of management, including those of our Chief Executive Officer and our Vice President of Human Resources, in making decisions regarding our executive compensation program. Our Chief Executive Officer makes recommendations about annual base salary increases, annual cash incentive targets and payments and long-term incentive grants for our named executive officers (other than for himself). The Committee, however, is responsible for approving (or recommending for approval, in the case of long-term incentive awards) the compensation of our named executive officers.

Use of compensation consultants. The Committee has directly engaged Steven Hall & Partners, a nationally recognized compensation consulting firm (the “external compensation consultant”), to act as its independent compensation consultant, to assist in gathering and analyzing market data, including benchmarking data, to inform the Committee about compensation standards and trends, to advise the Committee on program design, including the form and type of compensation and related performance measures, and to help with communications and the implementation of our compensation programs and policies. While the external compensation consultant may make recommendations on the form and amount of compensation delivered, the Committee makes all decisions regarding the compensation of our named executive officers. The Committee reviews the appointment of the external executive compensation consulting firm annually.

The Committee is solely responsible for approving payments to the external compensation consultant and for setting the terms and scope of the external compensation consultant’s engagement and the termination of this engagement. In addition, while the external compensation consultant performs its functions in coordination with management, it reports directly to the Committee. The external compensation consultant provides only executive compensation consulting services to us, and does not provide other services such as benefits administration or actuarial services.

After consideration of the independence assessment factors provided under the listing rules of the NYSE, the Committee has determined that the external compensation consultant was independent and that the work performed by it did not raise any conflicts of interest in 2015.

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Compensation Setting Process

In 2015, the Committee relied on several factors in their review of total direct compensation opportunities (annual base salary, target annual incentive and long-term incentives) for our named executive officers. For our named executive officers other than our Chief Executive Officer, the Committee reviewed peer group data and/or available market data taken from certain surveys, as described below. The Committee used this data as one factor in determining the overall level of compensation for our named executive officers. The Committee targeted total direct compensation opportunities for our named executive officers, other than our Chief Executive Officer, at about the 50th percentile of our peer group and/or market survey group (collectively, the “competitive market”). The Committee considers comparisons to compensation levels in other companies to be helpful in assessing the overall competitiveness of our compensation practices but places a greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element.

In addition to reviewing competitive market data, the Committee also took into account the assessments and recommendations of our Chief Executive Officer (with respect to the other named executive officers), in addition to other factors such as experience and length of service of the named executive officer, relative responsibilities among members of our executive team, contributions by the named executive officer and business conditions. The Committee has also relied on the experience of our Sponsor-affiliated members and on analyses performed by the Sponsors that considered the compensation of our executive team in light of the compensation structure of other portfolio companies.

Peer group and market survey data. In 2015, the Committee considered peer group and market survey data when determining the elements and amount of compensation for our named executive officers, other than our Chief Executive Officer, whose base salary and annual incentive target were established pursuant to his employment agreement. See “—Chief Executive Officer compensation” below and “Compensation of Named Executive Officers—Grants of Plan-Based Awards for 2015—Narrative disclosure to summary compensation table and grants of plan-based awards for 2015 table.”

The market survey data reviewed consisted of surveys of executive compensation data from public and private companies across all sectors with approximately $1 to $5 billion in annual revenue. Our external compensation consultant prepared analyses of this survey data at the direction of the Committee for its review and consideration. For positions where peer group and market survey data was available, the peer group and market survey data was averaged to provide a market composite perspective for compensation levels of such positions. For our Chief Financial Officer, we applied a greater weighting to the peer group data based on our view of the data’s reliability. We also reviewed peer group data to assess competitive incentive compensation programs, practices and long-term incentive award levels.

For 2015, long-term incentives were generally made based on non-binding Company grant guidelines, developed in 2014 using peer group and market survey data of the type described above. These guidelines cover employees at each of our senior executive levels, including our named executive officers, other than our Chief Executive Officer, and set forth proposed long-term target award values for each job level, which were established taking into account the competitive market reflecting target award values for employees with similar salaries and positions. The Committee also considers peer group and market survey data in determining competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

Review of peer companies in 2015. The Committee worked with our external compensation consultant in 2015 to review our peer group for its continued appropriateness. Based on discussions with, and recommendations from, our external compensation consultant, the Committee decided, after a full evaluation, to exclude Covance and Salesforce.com from the existing peer group and to add McGraw Hill Financial, Inc. Covance was excluded due to its acquisition in 2015 by Laboratory Corporation of America, which is a clinical laboratory that has an industry focus that differs from that of IMS Health. Salesforce.com was excluded on the basis that we believe its compensation practices are an outlier among our peer group and, if included, would inappropriately skew the median compensation level of the group upward. McGraw Hill Financial, Inc. was included as a peer company due to its similar industry focus and the fact that its revenues fall within the targeted range of IMS Health revenues. The revised peer group is as follows:

CACI International, Inc.	Cerner Corp.	CoreLogic, Inc.
DST Systems, Inc.	Dun & Bradstreet Corp.	Equifax, Inc.
Fiserv, Inc.	Gartner, Inc.	IHS, Inc.
McGraw Hill Financial, Inc.	Moody’s Corp.	Nielsen Holdings plc
PAREXEL International Corp.	Quintiles Transnational Holdings, Inc.	Verisk Analytics, Inc.

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These companies are ones with whom we compete for executive talent, or which are broadly similar to us based on certain characteristics, such as: financial size and performance as measured by revenue, capitalization, returns, growth and/or profitability; industry focus; scope of operations; employee base and market presence outside the United States; and scope of performance challenges. The peer companies, when selected, had annual revenues ranging from 0.5 times to 2.5 times our revenues.

Other compensation. For other elements of compensation, such as severance, change in control benefits, perquisites, retirement plans and health and welfare benefits, the Committee (and, with respect to ordinary course changes to broad-based employee benefits, our senior management) relies on its own business experience and familiarity with market conditions in determining the appropriate level of benefits for our named executive officers in light of our needs. The Committee also considers the views and experiences of its external compensation consultant on these matters.

Chief Executive Officer compensation. Our Sponsors and the Committee believe that our Chief Executive Officer has proven to be especially talented and has been instrumental in achieving our financial success in recent years and positioning us for future growth. Since joining our Company as Chief Executive Officer in 2010, Mr. Bousbib has delivered consistent, strong performance. From December 31, 2010 to December 31, 2015, our Revenues and Adjusted EBITDA grew at a compound annual growth rate of 8.5% and 10%, respectively, on a constant currency basis, and we successfully transitioned from a private company to a public company. Our Chief Executive Officer has also been critical in our evolution from a data business to an information, technology and services business. The Board believes that this evolution, which is still in process, is fundamental to the long-term success of our Company.

In light of his proven background with larger organizations and these public successes, our Sponsors and the Committee believe our Chief Executive Officer would be an attractive candidate for other companies seeking to leverage his skills and experience for their own stockholders. In particular, our Sponsors and the Committee recognize that our Chief Executive Officer’s prior experience at a larger public company may make it more likely that a larger company offering more prestige and higher compensation would be interested in his services. The Committee believes that this risk is reduced by offering compensation that would be competitive with that offered by a larger company. More importantly, the Committee believes that the return to our stockholders from the continued service of our Chief Executive Officer is likely to be substantial and will far outweigh the cost of his compensation.

When reviewing the compensation opportunities for the Chief Executive Officer, the Committee considered various factors including our Chief Executive Officer’s historical compensation over the term of his employment with us, his current equity holdings and the compensation of chief executive officers at public companies outside of the peer group described above, including significantly larger companies, which the Committee believes are realistic competitors for his services.

In 2015, in addition to the annual grant made to all of our named executive officers, the Committee decided to grant time-based restricted stock to our Chief Executive Officer to incentivize his continued engagement and long-term commitment to our business. When deciding the terms of this grant, the Committee reviewed the fact that approximately 90% of the stock options and restricted stock units held by our Chief Executive Officer would be fully vested and, in the case of stock options, be exercisable by early 2016, making it much easier for a competitor to recruit our Chief Executive Officer and providing him with less of a financial incentive to stay in the face of a potential higher offer from another company. To achieve our retention goals, the award vests 50% on the second anniversary of the date of grant and 50% on the fourth anniversary of the date of grant subject to accelerated vesting in certain cases. See “—Elements of Compensation—Long-term incentive awards” in this Proxy Statement. The use of restricted stock, rather than cash, further reinforces the alignment of our Chief Executive Officer’s interests with those of our stockholders.

Beginning in June 2015, the Committee approved certain perquisites to our Chief Executive Officer to promote his safety, security, productivity and retention. The Committee believes that the cost of providing these perquisites is reasonable and represents a relatively small percentage of the executive’s overall compensation package. These perquisites consist of reimbursement of reasonable expenses related to home security, financial planning, tax preparation services, executive physical exams and other similar benefits in an annual amount not to exceed $50,000 in the aggregate, and use of a Company-leased automobile for which the Chief Executive Officer receives reimbursement of all expenses related to the vehicle’s operation. The Committee also strongly encourages the personal use of corporate aircraft for our Chief Executive Officer in order to ensure his safety and security while also enhancing his ability to conduct Company business confidentially and efficiently during personal travel. Such personal use is limited to 150 hours annually and includes personal travel for our Chief Executive Officer and his family. The Committee believes that the ability to travel safely and efficiently provides substantial benefits to the Company. The Company does not provide any tax gross-ups to our Chief Executive Officer in connection with any of these benefits.

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Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base salary. We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The Committee attempts to maintain base salaries at competitive levels while also reserving a substantial portion of compensation for the other elements of compensation that are more directly linked to our performance and individual performance.

Generally, the Committee reviews the base salaries of our named executive officers in July of each year. Annual base salaries may be adjusted by the Committee based upon the recommendations of our Chief Executive Officer (except with respect to his own salary). The recommendations made with respect to a named executive officer are generally based upon the executive’s individual annual performance review for the prior year’s performance, leadership and contribution to Company performance, as well as market conditions, peer group and/or market survey data and our overall budgetary guidelines. The Committee takes all of these factors into account when making its decisions, but does not assign a specific or pre-determined weight to any one factor. In addition to the annual salary review, the Committee may also adjust base salaries during the year in connection with promotions, increases in responsibilities or to maintain competitiveness in the market.

The amount of our Chief Executive Officer’s annual base salary is set forth in his employment agreement, but remains subject to increase based on the same factors as described above for the other named executive officers. The Committee did not increase his annual base salary during 2015 and his annual base salary remains at the level set in 2014.

In 2015, the Committee approved increases in the annual base salaries of Mr. Bruehlman, Mr. Chu and Mr. Fernández. Mr. Bruehlman’s base salary was increased by 6.25% to $510,000 and Mr. Fernández’s base salary was increased 2.31% to €332,000, in each case in connection with our annual performance review process, and reflective of merit increases. These base salary increases became effective on October 1, 2015. Mr. Fernández’s base salary was also increased by 1.00% effective April 2015 as required by Spanish law. Mr. Chu’s base salary was increased to $400,000 on April 1, 2015 in connection with his promotion from President, Asia Pacific & China to Senior Vice President, Technology Solutions.

Short-term incentive plan. We believe that the opportunity to earn an annual incentive should be based upon actual performance against specified business and individual goals.

Overview. Each of our named executive officers participates in the Annual Plan, which is applicable to all eligible employees. All participants are eligible for a target annual incentive that is equal to a percentage of annual base salary. The target annual incentive amount for each of our named executive officers for 2015 was as follows:

Named Executive Officer	Target Annual Incentive as a Percentage of Annual Base Salary
Ari Bousbib	200%
Ronald E. Bruehlman	70%
Robert Chu	70%
José Luis Fernández	70%
Kevin C. Knightly	70%
Satwinder Sian(1)	70%

___________

(1)	Dr. Sian was provided with an annual incentive of $157,108 for his service to the Company prior to his involuntary termination on August 31, 2015.

The target annual incentive percentages listed above were not changed for 2015 from levels in effect at the end of 2014, except that the target annual incentive percentage for Robert Chu was raised from 60% to 70% on April 1, 2015 in connection with his promotion from President, Asia Pacific & China to Senior Vice President, Technology Solutions.

The Committee sets challenging yet reasonably attainable threshold, target and maximum Company performance-based goals early each year, taking into account current and anticipated business conditions and our business plan and budget for the year, with a view that the threshold level should have a relatively higher probability of achievement and the maximum level should have a relatively lower probability of achievement, and that the payouts associated with each should serve as a significant incentive. In addition, we intend that the performance levels required for threshold, target and maximum payouts will correlate to an appropriate return to our stockholders in relation to the overall budgeted compensation payable for such level of performance.

Each year, the Committee establishes a pool to pay annual incentives to all eligible participants in the Annual Plan based upon the achievement of pre-established corporate performance goals. Individual awards are then determined based on an individual’s target bonus and his or her performance, including achievement of pre-established objectives, and contribution to the results of the individual’s business unit or function.

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Determination of pool funding level. The funding of the Annual Plan is determined shortly after the end of our fiscal year based on a two-step analysis, subject to further adjustment by the Committee, after consultation with our Chief Executive Officer at its discretion. Under the first step, based on a pre-established blended goal, if our actual Revenue (weighted 25%) and Adjusted EBITDA (weighted 75%) are equal to the “threshold,” “target” or “maximum” goal under the Annual Plan, the funding level of the Revenue portion of the pool will be equal to 30%, 100% or 150% and the funding level of the Adjusted EBITDA portion will be 33%, 100% or 150%. If actual Revenue and Adjusted EBITDA fall between two levels of achievement, the funding level of the pool is interpolated on a linear basis between the two applicable points. If actual Revenue and Adjusted EBITDA equals less than the threshold amount, the Annual Plan is not funded as it relate to our executive officers, and if actual Revenue and Adjusted EBITDA equals more than the maximum amount, the Annual Plan is capped at 150% (subject to the adjustments described below).

Under the second step of the analysis, the payout levels resulting from the first step are subject to an increase or decrease of up to 10% based on the level of achievement of Unlevered Free Cash Flow as a percentage of Adjusted EBITDA (our “Cash Flow Percentage”). The target Cash Flow Percentage for 2015 was 70%. If the actual Cash Flow Percentage is achieved at the target level, the funding level of the incentive pool is not adjusted. If the actual Cash Flow Percentage achieved is below the threshold (65% for the 2015), the incentive pool funding level established based on the achievement of Revenue and Adjusted EBITDA is decreased by 10%. If the actual Cash Flow Percentage achieved is greater than the maximum (75% for 2015), the incentive pool funding level established based on the achievement of Revenue and Adjusted EBITDA is increased by 10%. If the actual Cash Flow Percentage falls between two levels of achievement, the funding level of the pool is adjusted based on a linear interpolation between the two applicable points.

The level of funding of the pool can then be further adjusted by the Committee, after consultation with our Chief Executive Officer at its discretion. The ability to adjust the funding level allows the Committee to tailor the funding of the Annual Plan to events and circumstances that may not be fully taken into account by the objective metrics that otherwise determine the funding level and to ensure that payouts under the Annual Plan reflect the Committee’s holistic retrospective assessment of our performance and each participants’ relative contribution to that performance.

2015 Performance Metrics(1)(2)

Metric	Threshold	Target	Maximum
Revenue (25% weighting)	$2,775.2 million 5.3% y-o-y growth	$3,148.9 million 19.5% y-o-y growth	$4,410.0 million 57.7% y-o-y growth
Adjusted EBITDA (75% weighting)	$910.2 million 4.2% y-o-y growth	$991.3 million 13.5% y-o-y growth	$1,293.4 million 48.1% y-o-y growth

___________

(1)	IMS Health 2015 Performance Metrics were adjusted following the completion of the Cegedim Acquisition on April 1, 2015 based on the inclusion of three-quarters of 2014 revenue and adjusted EBITDA reported by Cegedim SA prior to the Cegedim Acquisition, after making certain GAAP, foreign exchange and other adjustments, in the Target amounts.
(2)	The threshold, target and maximum Revenue and Adjusted EBITDA levels for 2015 were each established using an average foreign exchange rate for 2014. Revenue, Adjusted EBITDA and year-over-year growth rates are provided on a constant currency basis.

“Revenue” means the Company’s revenue from its Consolidated Statements of Comprehensive Income and Loss for the year ended December 31, 2015.

“Adjusted EBITDA” means net income or loss from our Consolidated Statements of Comprehensive Income and Loss for the year ended December 31, 2015 before interest income and expense, income taxes, depreciation and amortization, and as further adjusted to eliminate restructuring and related expense, other losses, net non-cash stock-based compensation charges, acquisition-related charges, sponsor monitoring fees, deferred revenue purchase accounting adjustments and merger costs.

“Unlevered Free Cash Flow” means Net Cash Provided (Used) by Operating Activities less capital expenditures and additions to computer software, all from the Company’s Consolidated Statements of Cash Flows for the year ended December 31, 2015. This is further adjusted by adding cash interest payments, cash tax payments net of refunds, acquisition-related charges, sponsor monitoring termination/fees, non-executive phantom stock compensation, secondary offering expenses, debt extinguishment make-whole payments, severance, transaction and other payments and foreign exchange (receipts) payments.

Establishment of goals. At the beginning of each fiscal year, each of our named executive officers meets with our Chief Executive Officer (or, in the case of our Chief Executive Officer, with the Committee) to discuss his individual performance goals for the year. Each named executive officer’s individual performance goals are developed in consultation with our Chief Executive Officer for review with the Committee and consist of a series of key strategic, financial, operational and/or leadership objectives that relate to the duties of the named executive officer for the fiscal year in support of our business objectives for the fiscal year. The following table lists the 2015 goals for each of our named executive officers.

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Named Executive Officer	2015 Goals
Ari Bousbib

•        Achievement of certain Revenue, Adjusted EBITDA and Cash Flow Percentage targets;

•        Sustain our growth and accelerate our repositioning in the broader technology and services markets;

•        Successfully integrate the businesses acquired in the Cegedim Acquisition; and

•        Strengthen our workforce through new development initiatives and recruit new talent to support our expansion.

Ronald E. Bruehlman

•        Achievement of certain Revenue, Adjusted EBITDA and Cash Flow Percentage targets;

•        Support the advancement of our growth initiatives;

•        Support and successfully integrate the businesses acquired in the Cegedim Acquisition;

•        Develop our capital deployment strategy; and

•        Oversee the completion of any secondary offerings conducted by our Sponsors.

Robert Chu

•        Achievement of certain revenue, cost and adjusted EBITDA goals for our technology solutions business;

•        Successfully develop and launch new offerings;

•        Support and successfully integrate the businesses acquired in the Cegedim Acquisition;

•        Develop and retain key talent; and

•        Attract top talent from the IS and software industry.

José Luis Fernández

•        Achievement of certain revenue, cost and adjusted EBITDA goals for consulting services;

•        Expand certain of our service offerings;

•        Support and successfully integrate the businesses acquired in the Cegedim Acquisition; and

•        Strengthen client engagement and develop and retain key talent.

Kevin C. Knightly

•        Achievement of certain revenue, cost and adjusted EBITDA goals for our information offerings business;

•        Pursue business development actions for expansion;

•        Support and successfully integrate the businesses acquired in the Cegedim Acquisition;

•        Expand our supplier offerings; and

•        Develop and retain key talent.

Satwinder Sian

•        Achievement of certain revenue and adjusted EBITDA goals for global technology and operations;

•        Accelerate integration across offerings;

•        Support and successfully integrate the businesses acquired in the Cegedim Acquisition; and

•        Develop and retain key talent.

Individual performance payout range. As set forth above, after the end of the fiscal year, the Committee and our Chief Executive Officer (except with respect to his own individual performance goals) evaluate the named executive officer’s actual individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things, in determining a named executive officer’s annual incentive under the Annual Plan. Depending on the named executive officer’s individual performance level, his annual incentive payout ranges will be as follows:

Individual Performance Level	Annual Incentive Payout Range as a Percentage of Target Annual Incentive
Exceeded All or Most Goals and Objectives	Up to 200%
Met Goals and Objectives	Up to 110%
Did Not Meet Some or All Goals and Objectives	Up to 80%

Determination of 2015 annual incentives. In 2015, our Revenue was $2,921 million on a reported basis and $3,188 million on a constant currency basis, which represents an increase of 21.0% year-over-year, resulting in the achievement of 101.2% of target Revenue under the Annual Plan. Adjusted EBITDA was $886 million on a reported basis and $962.1 million on a constant currency basis, which represents an increase of 11.2% year-over-year, resulting in the achievement of 97.1% of target Adjusted EBITDA under the Annual Plan. Based on the target levels achieved for Revenue (25% weighting) and Adjusted EBITDA (75% weighting), the funding level of the pool was then interpolated on a linear basis, as set forth above, to reflect a 101.5% funding level for Revenue and 75.9% for Adjusted EBITDA. As a result, the pool under our Annual Plan for 2015 was funded at 82.3% in the first stage of our determination process. Because we achieved a Cash Flow Percentage of 71.0%, that initial funding level increased to a pool funding level of 83.9%. After reviewing the funding level achieved and the aggregate annual incentive pool resulting from such funding level, the Committee, after consultation with our Chief Executive Officer, approved a funding level of 80.1% for the Annual Plan.

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After the Committee established the funding pool under our Annual Plan, the Committee and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers against his individual performance goals (as described above) and determined that those goals had been achieved at the levels specified in the table below. The Committee also reviewed our Chief Executive Officer's performance and determined that his individual performance goals had been achieved at the level specified in the table below. As described above, our performance was marked by significant progress and accomplishments under the leadership of our named executive officers, which, among other things, helped to complete the Cegedim Acquisition and integrate the acquired businesses into ours and further advance the strategic transformation of the Company and its repositioning in the broader technology services market for life sciences. As a result of the overall funding of the incentive pool for 2015 and the individual performance of our named executive officers, the actual amount earned by each of our named executive officers as a percentage of his target annual incentive in respect of our 2015 fiscal year is as set forth in the table below.

Named Executive Officer	Individual Performance Level Achieved	2015 Cash Annual Incentive Actually Earned as a Percentage of Target
Ari Bousbib	Exceeded All or Most Goals and Objectives	156.3%
Ronald E. Bruehlman	Exceeded All or Most Goals and Objectives	161.2%
Robert Chu	Met Goals and Objectives	107.8%
José Luis Fernández	Exceeded All or Most Goals and Objectives	131.6%
Kevin C. Knightly	Exceeded All or Most Goals and Objectives	136.6%

Long-term incentive awards. We believe that substantial long-term returns for our stockholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing our senior management with a meaningful equity stake, we are better able to align their interests with those of our stockholders and create value for our stockholders.

In 2015, our annual grant of long-term incentive awards to our named executive officers generally consisted of a combination of stock-settled stock appreciation rights (“SARs”), which vest based on continued service, and performance shares, which are earned based on our performance. As discussed below, the Committee and Board also granted to our Chief Executive Officer a special restricted stock award based on their assessment of his overall performance and leadership and to promote his retention and long-term service to the Company.

The Committee believes that time-vesting SARs reinforce our goal of retaining key executives while incentivizing the creation of value for our stockholders. SARs granted to our named executive officers vest as to 25% on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued service with the Company through the applicable vesting date.

We believe that performance shares encourage our named executive officers to achieve key strategic objectives and maximize value creation for our stockholders. The performance shares granted to our named executive officers will be earned based on our financial results over the three-year period from January 1, 2015 through December 31, 2017. Performance is measured based on achieving compound annual Adjusted EPS growth goals (75% weighting) and Comparative TSR goals (25% weighting). “Adjusted EPS” for purposes of the performance shares means, with respect to each fiscal year during the performance period, our earnings per share, as adjusted to reflect the same adjustments as are made to “Adjusted Net Income” with respect to such fiscal year (as reported with respect to the relevant fiscal year in the Company’s Annual Report on Form 10-K), divided by the weighted-average shares of stock outstanding as of the end of the relevant fiscal year, calculated on a diluted basis and reported in the Company’s financial statements in accordance with GAAP. The performance goal for Adjusted EPS is subject to adjustment upon the occurrence of certain corporate events in accordance with our 2014 Incentive and Stock Award Plan and may be subject to such other adjustments for material or non-recurring events occurring during the relevant fiscal year as determined by the Committee in its sole discretion. The number of performance shares that may be earned ranges from 50% of the named executive officer’s target award, if the threshold levels of performance are achieved, to 200% of the target if the maximum levels are achieved or exceeded. Each earned and vested performance share will be settled by delivery of one share of our common stock. Our named executive officers must remain employed through the end of the performance period in order to receive payment from any earned performance shares.

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Comparative TSR performance is measured against the total shareholder return of a TSR Peer Group consisting of 17 companies that the Committee believes compete with us for investors. The TSR Peer Group differs from, but overlaps with, the peer group utilized during the compensation setting process for 2015 and is used solely to assess the achievement of TSR for the performance shares. The TSR Peer Group is listed below:

Cerner Corp.	Dun & Bradstreet Corp.	Equifax, Inc.
Experian PLC	FactSet Research Systems, Inc.	Gartner, Inc.
IHS, Inc.	McGraw Hill Financial, Inc.	Moody’s Corp.
MSCI, Inc.	Nielsen Holdings plc	Quintiles Transnational Holdings, Inc.
Reed Elsevier NV	Solera Holdings Inc.	Thomson Reuters Corp.
Verisk Analytics, Inc.	Wolters Kluwer NV

As discussed in greater detail above, on December 31, 2015, our Chief Executive Officer received a special grant of 923,962 shares of restricted stock, which had a grant date fair value of $23.5 million, and will vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary if the Chief Executive Officer continues in service to the Company through the applicable vesting dates. As discussed further below, vesting under the award could be accelerated in certain circumstances relating to a change in control or covered transaction.

In connection with the approval of this long-term incentive award granted to the Chief Executive Officer, the Committee and the Board approved certain change in control protections to be provided in such award and to time-based restricted stock units and SARs previously granted to the Chief Executive Officer in February 2014 and February 2015, respectively. Upon a termination of the Chief Executive Officer’s employment by the Company without cause, or by the Chief Executive Officer for good reason, or if his employment terminates at the end of his employment agreement term because the Company elected not to renew the agreement, and such termination occurs within 24 months following a change in control or covered transaction in which long-term incentive awards are assumed, continued or substituted for by a successor, each of these awards will receive accelerated vesting. If these long-term incentive awards are not continued, assumed or substituted for by a successor, and are not cashed-out, they will vest immediately before the consummation of the covered transaction or other change in control-related event that would cause the Company’s common stock to cease to be outstanding.

We believe that it is important to provide for change in control related protections for these awards because long-term incentives constitute such a high proportion of the Chief Executive Officer’s total compensation opportunity. The risk of loss of employment in connection with a change in control is higher for a chief executive officer than for many other executives. By agreeing to protect our Chief Executive Officer from losing his long-term incentive awards in the event of a change in control, we believe we can reinforce and encourage the continued attention and dedication of his assigned duties and incentivize him to pursue transactions that would potentially be of great benefit to our stockholders while minimizing the possible distraction that might result from putting a large portion of his compensation at risk in pursuing the transaction.

Retirement Programs

We believe that our retirement programs serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer an attractive retirement program. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to us. Consistent with our understanding of competitive market practice, we do not adjust the level of retirement benefits based on the value of a named executive officer’s long-term incentive awards nor do we adjust the level of a named executive officer’s total direct compensation for a given year in light of the value of retirement benefits.

All of the named executive officers are eligible to participate in certain of the following retirement and deferred compensation plans as set forth below. The below summaries should be read in conjunction with the tables, and related footnotes, under the sections entitled “Compensation of Named Executive Officers—Pension Benefits,” “—Defined Benefit Retirement Plans” and “—Non-qualified Deferred Compensation,” which provide more detail on the retirement benefits and deferred compensation values for each of our named executive officers.

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Plan	Description
Retirement Plan	U.S.-based employees, including our named executive officers, are eligible to participate in this tax-qualified defined benefit pension plan with a cash balance formula.
Retirement Excess Plan	Certain U.S.-based employees, including our named executive officers, are eligible to participate in this unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified Retirement Plan. It provides pension benefits not provided by the Retirement Plan due to Internal Revenue Code limits.
401(k) Savings Plan	U.S.-based employees, including our named executive officers, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution.
Savings Equalization Plan	Certain U.S.-based employees, including our named executive officers, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as the 401(k) Savings Plan. It provides a company matching contribution not provided by the qualified savings plan due to Internal Revenue Code limits.
Spain Defined Contribution Plan	Spain-based employees, including Mr. Fernández, are eligible to participate in this defined contribution plan in which participants’ annual contributions are matched by the Company, until the combination of employee and Company contributions reaches the statutory annual contribution limit.
IMS Health (UK) Pension Plan	U.K.-based employees are eligible to participate in this funded, tax-qualified retirement plan. The plan has a defined benefit section and a defined contribution section. Effective June 30, 2011, the defined benefit section was frozen and future benefit accruals ceased. Dr. Sian is a participant in this plan.
IMS Health France Defined Contribution Plan

France-based managers of IMS Health are eligible to participate in this tax-qualified defined contribution plan in which employees may contribute a percentage of their salary and the Company provides a fixed 3% contribution. Mr. Chu participated in this plan prior to his relocation to the United States effective September 1, 2015.

Defined Contribution Executive Retirement Plan	Unfunded, non-qualified defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Mr. Fernández, Mr. Knightly and Dr. Sian are participants under this plan.

Severance and Change in Control Arrangements

We provide severance protection to our Chief Executive Officer in his employment agreement, to Mr. Fernández pursuant to Spanish statutory requirements, and to our other named executive officers, other than Dr. Sian, through our Employee Protection Plan. Dr. Sian, whose employment was terminated on August 31, 2015, received a severance payment, which was based on the severance policy applicable to senior executives of IMS in the United Kingdom. Certain limited change in control related protections for our named executive officers apply to their stock options and, in the case of our Chief Executive Officer, certain other equity awards held by him, and also apply in connection with a change in control under our Employee Protection Plan and our Retirement Excess Plan, each as described below under “—Potential payments upon termination or change in control.” For additional information on change in control protections applicable to our Chief Executive Officer, see “—Elements of Compensation—Long-term incentive awards” above.

Our severance and change in control protections are designed to be fair and competitive to aid in attracting and retaining experienced executives, including our named executive officers. Our experience in recruiting well-qualified executives is similar to that of other companies in that our executives will often seek to be protected in the event of a termination by us without cause, an adverse change in working conditions that amounts to good reason for the executive to terminate employment or a transaction that may materially affect the terms of the executive’s employment with us. We believe the protection we provide, including the level of severance payments, post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice.

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No provisions of our employment agreements, plans or other compensation arrangements that provide for severance or change in control payments or benefits provide for a tax gross-up payment to named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control related compensation are the responsibility of the executive.

Perquisites. Beginning in June 2015, the Committee approved certain perquisites for our Chief Executive Officer for the purpose of promoting his safety, security, productivity and retention. For additional information on the perquisites applicable to our Chief Executive Officers, see “—Compensation Setting Process—Chief Executive Officer compensation” above. The Committee believes that the cost of providing these perquisites is reasonable as they represent a relatively small percentage of the executive’s overall compensation package, but provide a benefit with a high perceived value.

During 2015, we did not provide perquisites to any of our other named executive officers, except as follows:

•	For Mr. Fernández, we provided an automobile allowance, monthly gasoline reimbursement under the IMS Spain Car Policy and meal vouchers that are available to our Spanish employees generally;
•	For Mr. Chu, we provided reimbursement of expenses related to his international assignment and relocation benefits for his move from Paris, France to Parsippany, New Jersey, as an inducement to him to accept this assignment; and
•	For Dr. Sian, prior to his termination of employment on August 31, 2015, we provided a monthly car allowance intended to cover the costs of owning and operating a vehicle.

The Committee believes that the reimbursement of expenses for international assignments and relocation are customary in our industry and are fair to the executive who is moving to satisfy a Company need, and that the other perquisites represent reasonable compensation in relation to their perceived value to the named executive officer.

Other Policies

Other policies and practices that contribute to achieving the objectives of our compensation program include:

Share ownership guidelines. Under the IMS share ownership guidelines established by the Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline(1)
Ari Bousbib	6x
Ronald E. Bruehlman	3x
Robert Chu	3x
José Luis Fernández	3x
Kevin C. Knightly	3x

___________

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

Our share ownership guidelines are designed to increase the named executive officers’ ownership stakes in us and align their interests with the interests of our stockholders.

For purposes of the policy, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or stock appreciation rights award, whether or not vested. While there is no set period in which these ownership levels must be met, individuals covered by the guidelines, including our named executive officers, are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), received upon the vesting of long-term incentive awards, or the exercise of stock options or stock appreciation rights, until these share ownership guidelines are met. As of December 31, 2015, all of our currently employed named executive officers had met the share ownership guidelines under the policy.

Clawback policy. We have a written policy that provides that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements that results from misconduct by any of our executive officers, including our chief accounting officer, or any of our directors, we will have the right to recover any incentive or other incentive-based cash or equity compensation paid to, or any profits realized from the sale of Company securities by, such officer or director. We may seek recovery of such amounts only during the first 12 months following the first public issuance or filing with the SEC of the financial document to which the financial reporting requirement applies.

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Stock hedging and pledging policies. Our insider trading policy prohibits directors, officers and other employees from engaging in hedging transactions involving Company securities beneficially owned by them. Certain forms of hedging, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for appreciation in the stock. These transactions allow a person to continue to own the covered securities but without the full risks and rewards of ownership. Our policy is intended to provide that, through their stock ownership, directors, executive officers and other employees will have the same objectives and interests as the Company’s other stockholders, and to prohibit transactions that carry an elevated risk of violations of federal securities laws. For these reasons, our policy prohibits other speculative or short-term transactions in Company securities such as short sales and trading in publicly traded options relating to Company securities.

Our insider trading policy also prohibits directors, officers and other employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Securities held in a margin account or pledged as collateral for a loan may be sold without the stockholder’s consent, for example through a broker’s margin call or by a lender upon default in repayment of a loan. These transactions could occur at a time when the director, executive officer or employee is aware of material non-public information or is otherwise not permitted to trade in Company securities, posing a risk both for the individual and our Company.

Risk Assessment

In designing executive compensation, the Committee seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk taking. The Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us.

Tax Deductibility

Section 162(m) of the Internal Revenue Code, when applicable, limits the deductibility of compensation paid to certain individuals to $1 million, excluding qualifying performance-based compensation and certain compensation paid under plans that were adopted prior to the time we became a publicly-traded corporation. The Committee generally considers the impact of Section 162(m) of the Internal Revenue Code when structuring our executive compensation arrangements with our named executive officers, with a view to preserving tax deductibility for executive compensation. However, the Committee retains flexibility to approve compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

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Compensation Committee Report

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2015 Annual Report for filing with the SEC.

The Leadership Development and Compensation Committee

Bryan M. Taylor, Chairman

John G. Danhakl

James A. Fasano

Ronald A. Rittenmeyer

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Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our named executive officers during our 2015 fiscal year (and, where applicable, our 2014 and 2013 fiscal years).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Ari Bousbib	2015	1,600,000	—	25,599,344	2,011,363	5,000,000	303,889	318,921	34,833,517
Chairman, Chief	2014	1,600,000	—	19,500,000	—	4,400,000	269,307	166,814	25,936,121
Executive Officer & President	2013	1,200,000	200,000	—	—	3,600,000	227,763	128,776	5,356,539
Ronald E. Bruehlman	2015	487,562	—	451,939	439,985	550,000	47,151	28,941	2,005,578
Senior Vice President &	2014	457,500	—	585,000	—	475,000	44,511	26,594	1,588,605
Chief Financial Officer	2013	412,500	—	—	—	410,000	39,457	22,925	884,882
Robert Chu	2015	390,278	—	206,580	201,128	285,000	4,289	628,509	1,715,784
Senior Vice President,
Technology Solutions(6)
José Luis Fernández	2015	431,638	—	206,580	201,128	397,691	6,385	63,728	1,307,150
Senior Vice President,	2014	426,338	—	585,000	—	365,507	6,000	63,554	1,446,399
Global Services(6)
Kevin C. Knightly	2015	408,000	—	206,580	201,128	390,000	38,190	23,238	1,267,136
Senior Vice President,
Information Offerings
Satwinder Sian	2015	282,314	—	258,251	251,415	157,108	19,110	890,537	1,858,735
Former Strategic Advisor	2014	405,896	—	585,000	—	455,249	162,371	100,299	1,708,816
to the CEO(6)(7)	2013	391,879	—	—	—	372,832	152,512	131,943	1,049,166

___________

(1)	For 2015, stock awards for all named executive officers were in the form of performance shares and, in the case of our Chief Executive Officer, an additional grant of restricted stock. The terms of these awards are described above in “Compensation Discussion and Analysis – Elements of Compensation – Long-term incentive awards.”

The fair value of the performance shares, as reflected in this column, was determined in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of the performance shares is determined separately for the portion of the award based on Adjusted EPS and the portion of the award based on Comparative TSR. The fair value of the Adjusted EPS portion of the award (weighted 75%) is equal to the fair market value (closing price per share on the grant date) of 75% of the target number of shares, based on our determination that, at the grant date, the probable outcome of the Adjusted EPS performance goal would be achievement at the target level. The fair value of the Comparative TSR portion of the award (weighted 25%) is determined based on a Monte Carlo simulation estimating the probability of future market prices of IMS stock as compared to the TSR Peer Group, including estimated dividend reinvestment, over the performance period. The fair value of the Comparative TSR portion of the award is not based on an assumption regarding the probable outcome of the performance goals associated with the award, as in the case of the Adjusted EPS portion of the award. The value of the awards would be increased by 75% if it were assumed that the Adjusted EPS performance goal would be achieved at the maximum level, in which case the values of the performance shares (including both portions) would have been as follow: Mr. Bousbib, $3,615,556; Mr. Bruehlman, $790,893; Mr. Chu, $361,515; Mr. Fernández, $361,515; Mr. Knightly, $361,515; and Dr. Sian $451,939.

Under FASB ASC Topic 718, the fair value of the restricted stock granted to our Chief Executive Officer in 2015, as reflected in this column, is equal to the fair market value (based on closing price per share on the grant date) of the shares ($25.47).

Further information on the valuation assumptions relating to the stock awards can be found in Note 10 to our consolidated financial statements included in our 2015 Annual Report and for prior year awards, in our annual reports for the years ended December 31, 2014 and 2013, as applicable.

(2)	For 2015, awards shown in the “Option Awards” column for all named executive officers represent grants of stock-settled SARs. The terms of the SARs are described above in “Compensation Discussion and Analysis – Elements of Compensation – Long-term incentive awards.” The fair value of the SARs granted in 2015, as reflected in this column, was determined using a Black-Scholes option valuation methodology in accordance with FASB ASC Topic 718. Further information on the valuation assumptions relating to the SARs can be found in Note 10 to our consolidated financial statements included in our 2015 Annual Report and for prior year awards, in our annual reports for the years ended December 31, 2014 and 2013, as applicable.
(3)	Represents each named executive officer’s annual cash incentive earned for the applicable fiscal year under the Annual Plan. See “Compensation Discussion and Analysis – Elements of Compensation – Short-term incentive plan.”

(4)	2015 values represent (i) the aggregate change in the present value of each named executive officer’s accumulated benefit under the Company’s pension plans from December 31, 2014 to December 31, 2015 (as disclosed under “Compensation of Named Executive Officers—Pension Benefits”) and (ii) interest earned in 2015 on deferred compensation that is considered “above-market interest” under SEC rules. “Above market interest” is equal to the difference between interest credited to the cash portion of the participant’s DCERP (as defined below) account in 2015 using the interest rate determined under the plan’s provisions (4.14%) and the interest credited using 120% of the long-term applicable federal rate for December 2015 (or 3.13% using annual compounding). Each of these components is shown in the following table:

Named Executive Officer	Change in Pension Value ($)	Above Market Interest ($)
Ari Bousbib	303,889	—
Ronald E. Bruehlman	47,151	—
Robert Chu	4,289	—
José Luis Fernández	—	6,385
Kevin C. Knightly	29,165	9,025
Satwinder Sian	13,906	5,204

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(5)

Amounts in the “All other compensation” column for 2015 included the following items:

Item	Ari Bousbib	Ronald E. Bruehlman	Robert Chu	José Luis Fernández	Kevin C. Knightly	Satwinder Sian
401(k) Savings Plan(a)	$7,950	$7,950	—	—	$7,950	—
Savings Equalization Plan(b)	172,589	20,991	—	—	15,288	—
Company Contributions to Non-U.S. Plans(c)	—	—	$4,034	$7,068	—	—
Additional Retirement Related Contributions to Non-U.S. Plans(d)	—	—	—	32,462	—	$71,679
Personal Use of Company Aircraft(e)	64,430	—	—	—	—	—
Automobile(f)	23,952	—	—	21,442	—	18,102
Expatriate Benefits(g)	—	—	303,474	—	—	—
Relocation Benefits(h)	—	—	255,843	—	—	—
Severance Payments(i)	—	—	—	—	—	800,756
Other Benefits(j)	50,000	—	65,158	2,756	—	—
Totals	$318,921	$28,941	$628,509	$63,728	$23,238	$890,537

___________

(a)	Represents our matching contributions to the 401(k) Savings Plan, which is a broad-based tax-qualified defined contribution plan for U.S.-based employees.
(b)	Represents certain make-whole payments made to our U.S.-based named executive officers. These amounts would have been contributed by us to the 401(k) Savings Plan under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code.
(c)	Represents our contributions to the account maintained for Mr. Chu under the IMS Health France Defined Contribution Plan and Mr. Fernández under the Spain Defined Contribution Plan (as defined below).
(d)	Represents certain make-whole payments made to our non-U.S. named executive officers. For Mr. Fernández, the payment amount is equivalent to the amount that otherwise would have been contributed by us to the Spain Defined Contribution Plan on behalf of Mr. Fernández under the plan’s matching contribution formula had statutory and plan limits applicable to tax-qualified plans under Spanish law not been applicable ($18,828), plus an additional tax equalization payment to Mr. Fernández with respect to these Company contributions ($13,634). For Dr. Sian, the payment amount is equivalent to the cost to the Company of contributing the amounts that otherwise would have been contributed by us to the UK Defined Contribution Plan on behalf of Dr. Sian under the plan’s matching contribution formula had he not elected to stop participating in this plan.
(e)	For safety, security, productivity and retention reasons, the Company strongly encourages Mr. Bousbib use the Company’s aircraft for all personal travel, up to a maximum of 150 hours per calendar year. Amounts reflect the aggregate incremental cost for personal aircraft usage, which was determined by calculating the hourly variable costs (i.e., fuel, catering, aircraft maintenance, landing and parking fees, crew costs and other miscellaneous costs) for the aircraft, and then multiplying the result by the hours flown for personal use during the year. Incremental cost, if any, of travel by the executive’s family when accompanying the executive is also included.
(f)	Represents the cost to the Company to lease an automobile for Mr. Bousbib and to reimburse him for all operating expenses related to use of the automobile. The amount shown for Mr. Fernández represents the cost of the automobile provided and gasoline reimbursement payments made to him. Prior to his termination of employment on August 31, 2015, Dr. Sian was provided with a monthly automobile allowance.

(g)

Represents the following benefits provided to Mr. Chu in connection with his temporary relocation, at the Company’s request, from Paris, France to Shanghai, China, consistent with the Company’s policy for employees working on temporary international assignments in jurisdictions other than their home countries: (1) cost-of-living adjustment ($30,298); (2) housing and utilities ($75,777); (3) education allowance ($39,204); (4) automobile allowance ($42,874); (5) storage and shipping of household goods ($36,305); (6) other expatriate/relocation allowances and expenses ($22,888); and (6) the expatriate tax benefits provided to Mr. Chu in connection with his assignment to Shanghai, China ($56,128). Under the Company’s expatriate tax equalization policy, the Company is responsible for additional home or host country taxes due, if any, as a direct result of an employee’s international assignment, and the employee remains responsible for the amount of taxes he would have incurred if he had continued to live and work in his home country. Any benefits paid in Chinese Yuan (“CNY”) were converted to U.S. dollars based on an average foreign exchange rate for 2014 (6.16549), which is consistent with how the rest of Mr. Chu’s compensation paid in CNY was converted into U.S. dollars.

(h)

Represents the following benefits provided to Mr. Chu in connection with his permanent relocation, at the Company’s request, from Paris, France to Parsippany, New Jersey, consistent with the Company’s international relocation policy for an executive at Mr. Chu’s level: (1) moving and other expenses ($31,864); (2) housing allowance, including temporary living ($49,718); (3) education allowance for Mr. Chu’s children ($66,660); and (4) tax gross-up on benefits provided to Mr. Chu in connection with his relocation to the United States ($107,601).

(i)	In connection with his termination of employment on August 31, 2015, Dr. Sian received a lump sum payment of $800,756. This payment, which was determined under the policy applicable to senior executives of IMS in the United Kingdom, consisted of a redundancy payment equal to three weeks of base salary per completed year of service and a payment of three months base pay in lieu of notice.

(j)

Mr. Bousbib is provided with certain additional benefits, which in aggregate are limited to $50,000 annually, to promote his safety, security, productivity and retention. The amounts shown represent the aggregate cost to the Company for Mr. Bousbib’s: (1) financial planning services; (2) tax preparation services; (3) home security installation, maintenance and monitoring; and (4) an executive physical exam. For Mr. Chu, the amount shown represents payment for unused paid time off accrued at the time of his relocation to the United States plus payment received under the Company’s profit sharing plan in France. For Mr. Fernández, the amount shown represents the value of meal vouchers provided to Mr. Fernández on the same basis as all Spain-based employees of IMS Health.

(6)	During 2015, Mr. Chu, Mr. Fernández and Dr. Sian received some or all of their reported compensation in currencies other than U.S. dollars. Amounts shown in the “Summary Compensation Table” and the other tables in this section for these named executive officers have been converted from the applicable currency used to compensate the named executive officer to U.S. dollars based on an average foreign exchange rate for 2014. Mr. Chu was paid in CNY (CNY6.16549 per $1 U.S. dollar), euros (€0.75435 per $1 U.S. dollar) and U.S. dollars during 2015. Mr. Fernández was paid in euros (€0.75435 per $1 U.S. dollar). Dr. Sian was paid in British pounds sterling (£0.60724 per $1 U.S. dollar).
(7)	Dr. Sian’s employment with the Company was terminated on August 31, 2015.

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Grants of Plan-Based Awards for 2015

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)(#)	Maximum (#)(#)	Units (#)(5)	Options (#)(6)	Awards ($)(7)	Awards ($)(8)
Ari Bousbib	—	—	—	3,200,000	6,400,000	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	40,145	80,289	160,578	—	—	—	2,066,032
	2/10/2015	—	—	—	—	—	—	—	—	215,749	25.02	2,011,363
	12/31/2015	12/29/2015	—	—	—	—	—	—	923,962	—	—	23,533,312
Ronald E. Bruehlman	—	—	—	341,293	682,586	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	8,782	17,563	35,126	—	—	—	451,939
	2/10/2015	—	—	—	—	—	—	—	—	47,195	25.02	439,985
Robert Chu	—	—	—	264,304	528,608	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	4,014	8,028	16,056	—	—	—	206,580
	2/10/2015	—	—	—	—	—	—	—	—	21,574	25.02	201,128
José Luis Fernández	—	—	—	302,147	604,294	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	4,014	8,028	16,056	—	—	—	206,580
	2/10/2015	—	—	—	—	—	—	—	—	21,574	25.02	201,128
Kevin C. Knightly	—	—	—	285,600	571,200	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	4,014	8,028	16,056	—	—	—	206,580
	2/10/2015	—	—	—	—	—	—	—	—	21,574	25.02	201,128
Satwinder Sian	—	—	—	197,620	395,240	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	5,018	10,036	20,072	—	—	—	258,251
	2/10/2015	—	—	—	—	—	—	—	—	26,968	25.02	251,415

___________

(1)	Represents annual cash incentive award opportunities granted under the Annual Plan. As described in “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan” above, each named executive officer was eligible to receive a target annual incentive equal to a percentage of his annual base salary. The actual amount paid to our named executive offers under the Annual Plan for 2015 is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”
(2)	Under the Annual Plan, if our actual Revenue and Adjusted EBITDA for 2015 had been achieved at a threshold level, the funding level of the pool under the Annual Plan would have been equal to 30% for the Revenue portion and 33% for the Adjusted EBITDA portion, subject to further plan-wide adjustments. However, each named executive officer’s actual annual cash incentive was also determined based on the achievement of individual performance goals for which there was no specified threshold achievement level. See “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan.”
(3)	Under the Annual Plan, assuming a sufficient funding level of the Annual Plan based on our actual Revenue and Adjusted EBITDA and Cash Flow Percentage, and subject to Committee discretion, to fund maximum payouts of a named executive officer’s annual incentive award, the officer’s actual annual cash incentive would then be determined based on his achievement of individual performance goals. Achievement of those goals at a maximum level would have resulted in an annual cash incentive equal to 200% of the named executive officer’s target incentive award under the Annual Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan.”
(4)	Consists of the number of performance shares granted on February 10, 2015 subject to vesting based on Company performance over a three-year period. See “Compensation Discussion and Analysis—Elements of Compensation—Long-term incentive awards.”
(5)	Consists of time-based restricted stock granted on December 31, 2015. See “Compensation Discussion and Analysis—Elements of Compensation—Long-term incentive plan awards.”
(6)	Consists of the number of time-based SARs granted on February 10, 2015. See “Compensation Discussion and Analysis—Elements of Compensation—Long-term incentive plan awards.”
(7)	The exercise price is equal to the closing price per share of our common stock on the grant date, as reported on the NYSE.
(8)	Reflects the grant date fair value of equity awards granted in 2015 determined in accordance with FASB ASC Topic 718. See footnotes (1) and (2) to the “Summary Compensation Table.”

Narrative disclosure to summary compensation table and grants of plan-based awards for 2015 table. We are a party to an employment agreement with our Chief Executive Officer, which was amended and restated as of February 12, 2014. The agreement has an initial three-year term, which automatically renews for an additional year on each February 12, beginning in 2017, unless either party gives a notice of non-renewal at least 60 days in advance. Under his amended and restated employment agreement, our Chief Executive Officer’s annual base salary is $1.6 million and his target annual cash incentive is 200% of his annual base salary. Pursuant to the employment agreement, he is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

We are party to an employment agreement with Mr. Fernández that provides for certain statutorily required benefits. During 2015, we were also party to an employment agreement with Mr. Chu that governed the terms and conditions of his employment in France prior to his relocation to the United States. We have not entered into employment agreements with any of the other named executive officers currently employed by us.

For a description of the payments and benefits our named executive officers may be entitled to receive in connection with a termination of employment or upon a change in control, see “—Potential payments upon termination or change in control.”

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Outstanding Equity Awards at Fiscal Year-End for 2015

The following table sets forth information regarding long-term incentives awards held by our named executive officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (exercisable) (#)	Number of Securities Underlying Unexercised Options (unexercisable) (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ari Bousbib	500,000	—	—	10.80	12/1/2020	—	—	—	—
	500,000	—	—	8.20	12/1/2020	—	—	—	—
	1,200,000	—	—	10.00	12/1/2020	—	—	—	—
	600,000	—	—	5.80	12/1/2020	—	—	—	—
	960,000	—	240,000	3.20	12/1/2020	1,000,000	25,470,000	—	—
	—	215,749	—	25.02	2/10/2025		—	40,145	1,022,493
	—	—	—	—	—	923,962	23,533,312	—	—
Ronald E. Bruehlman	60,000	—	—	11.20	7/16/2021	—	—	—	—
	60,000	—	—	7.00	7/16/2021	—	—	—	—
	145,000	61,000	24,000	4.40	7/16/2021	30,000	764,100	—	—
	—	47,195	—	25.02	2/10/2025	—	—	8,782	223,677
Robert Chu	22,000	—	—	10.00	3/15/2020	—	—	—	—
	11,000	—	—	5.80	3/15/2020	—	—	—	—
	22,000	—	—	3.20	3/15/2020	—	—	—	—
	18,000	16,200	10,800	10.90	7/1/2023	20,000	509,400	—	—
	—	21,574	—	25.02	2/10/2025	—	—	4,014	102,236
José Luis Fernández	26,368 (3)	—	—	2.50	4/21/2016	—	—	—	—
	70,000	—	—	10.00	3/15/2020	—	—	—	—
	35,000	—	—	5.80	3/15/2020	—	—	—	—
	70,000	—	—	3.20	3/15/2020	—	—	—	—
	5,000	—	—	9.80	5/8/2022	—	—	—	—
	10,000	6,000	4,000	7.20	5/8/2022	—	—	—	—
	20,000	18,000	12,000	10.90	5/8/2023	30,000	764,100	—	—
	—	21,574	—	25.02	2/10/2025	—	—	4,014	102,236
Kevin C. Knightly	120,000	—	—	10.00	3/15/2020	—	—	—	—
	60,000	—	—	5.80	3/15/2020	—	—	—	—
	60,000	—	—	3.20	3/15/2020	20,000	509,400	—	—
	—	21,574	—	25.02	2/10/2025	—	—	4,014	102,236
Satwinder Sian	—	—	—	—	—	—	—	—	—

___________

(1)	The values shown equal the number of shares or units multiplied by $25.47, the closing price of a share of our common stock on December 31, 2015, as reported on the NYSE.
(2)	Amounts reflect payout assuming threshold performance is achieved.
(3)	Represents vested SARs that were rolled over into SARs exercisable for our common stock by the named executive officer in connection with the 2010 merger in which the Sponsors acquired control of the Company.
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The following table sets forth the vesting schedule for the long-term incentive awards held by our named executive officers that were unvested as of December 31, 2015:

Name	Number of stock options, shares or units that have not vested (#)	Type	Vesting Date Schedule	Performance metric (if applicable)
Ari Bousbib	215,749	SARs	(a)	—
	240,000	Performance-based options	(c)	2015 Adjusted EBITDA
	1,000,000	Time-based restricted stock units	(d)	—
	923,962	Time-based restricted stock	(d)	—
	40,145	Performance shares	(e)	—
Ronald E. Bruehlman	47,195	SARs	(a)	—
	61,000	Time-based options	07/16/2016	—
	24,000	Performance-based options	(c)	2015 Adjusted EBITDA
	30,000	Time-based restricted stock units	(d)	—
	8,782	Performance shares	(e)	—
Robert Chu	21,574	SARs	(a)	—
	16,200	Time-based options	(b)	—
	3,600	Performance-based options	(c)	2015 Adjusted EBITDA
	3,600	Performance-based options	(c)	2016 Adjusted EBITDA
	3,600	Performance-based options	(c)	2017 Adjusted EBITDA
	20,000	Time-based restricted stock units	(d)	—
	4,014	Performance shares	(e)	—
José Luis Fernández	21,574	SARs	(a)	—
	6,000	Time-based options	(b)	—
	18,000	Time-based options	(b)	—
	2,000	Performance-based options	(c)	2015 Adjusted EBITDA
	2,000	Performance-based options	(c)	2016 Adjusted EBITDA
	4,000	Performance-based options	(c)	2015 Adjusted EBITDA
	4,000	Performance-based options	(c)	2016 Adjusted EBITDA
	4,000	Performance-based options	(c)	2017 Adjusted EBITDA
	30,000	Time-based restricted stock units	(d)	—
	4,014	Performance shares	(e)	—
Kevin C. Knightly	21,574	SARs	(a)	—
	20,000	Time-based restricted stock units	(d)	—
	4,014	Performance shares	(e)	—

___________

(a)	The SARs granted on February 10, 2015 vest in equal installments on the first four anniversaries of the grant date, generally subject to the named executive officer’s continued employment with us through the applicable vesting date.
(b)	20% of this award will vest on each of the first five anniversaries of the grant date, subject, in each case, to the named executive officer’s continued employment with us through the applicable vesting date.
(c)	20% of these performance-based options are (or were) eligible to become vested based on our achievement of Adjusted EBITDA targets for each of the five fiscal years beginning with (or, with respect to grants made after August 1 of a given year, immediately following) the fiscal year in which the option was granted. If the Adjusted EBITDA target is not met for a fiscal year, the tranche of performance-based options that was eligible to vest in such fiscal year is eligible for “catch-up” vesting if a two-year (based on the original performance fiscal year and the fiscal year that immediately follows it) Adjusted EBITDA target was met.

On February 2, 2016, the Committee determined that the Adjusted EBITDA performance criteria with respect to our 2015 fiscal year had been satisfied.

If the performance-based options are earned based on achievement of the Adjusted EBITDA criteria, they will vest if the named executive officer remains employed through a specified anniversary of the date the options were granted or the date the named executive officer commenced employment with us.

In addition, on or prior to December 31, 2017, (i) if the Sponsors realize a return of a certain specified multiple of the amount they invested in us, to the extent not already vested, the first 50% of each grant of performance-based options will vest, and (ii) if the Sponsors realize a return of a greater specified multiple of the amount they invested in us, to the extent not already vested, the second 50% of each grant of performance-based options will vest. After December 31, 2017, the first 50% of the performance-based option grant will vest, to the extent not previously vested, solely upon the Sponsors achieving a certain specified internal rate of return with respect to each year (or partial year) during the period beginning on the closing date of the merger in which the Sponsors acquired control of the Company (February 26, 2010) and ending on the date or dates on which the Sponsors receive proceeds with respect to the shares of our common stock that they hold, and the balance (i.e., the remaining 50%) of the performance-based option grant will vest, to the extent not previously vested, solely upon the Sponsors achieving a greater specified internal rate of return with respect to each year (or partial year) during the period beginning on the closing date of the merger described above and ending on the date or dates on which the Sponsors receive proceeds with respect to the shares of our common stock that they hold.

(d)	50% of this award will vest on the second anniversary of the grant date, and 50% will vest on the fourth anniversary of the grant date if the named executive officer remains employed with us through the applicable vesting date, and in the case of the Chief Executive Officer, subject to accelerated vesting in certain cases (discussed under “—Potential payments upon termination or change in control”).
(e)	Performance shares will be earned based on the level of achievement of performance goals over a three-year performance ending December 31, 2017, and are subject to forfeiture if the named executive officer does not remain employed with us through that date. Amounts reflect payout assuming threshold performance is achieved.

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Option Exercises and Stock Vested

The following table sets forth information regarding options and/or SARs exercised by our named executive officers during 2015. No stock awards held by our named executive officers vested during 2015.

Option Awards(1)
	Number of	Value Realized
	Shares Acquired	on Exercise
Name	on Exercise	($)(2)
Ari Bousbib	—	—
Ronald E. Bruehlman	—	—
Robert Chu	—	—
José Luis Fernández	—	—
Kevin C. Knightly	75,599	1,916,716
Satwinder Sian	255,997	5,695,454

___________

(1)	Consists of stock options and/or SAR awards granted prior to our 2010 transaction with the Sponsors that were exercised in 2015.
(2)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.

Pension Benefits

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers under our pension arrangements as of December 31, 2015. No amounts were paid to our named executive officers under our pension arrangements during our 2015 fiscal year.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)		Payments during last fiscal year	Preent Value of Lump Sum Payable at Age 55 if Terminated on 12/31/15 ($)		Lump Sum Payable Immediately if Terminated on 12/31/15 Following a CIC ($)
Ari Bousbib	Retirement Plan	4.33	63,011	(2)	—	—		—
	Retirement Excess Plan	4.33	878,079	(2)	—	1,146,172	(3)	1,149,871	(4)

Ronald E. Bruehlman	Retirement Plan Retirement Excess Plan	3.42 3.42	45,962 93,306	(2) (2)	— —	— 120,951	(3)	— 120,951	(4)

Robert Chu	Retirement Plan	0.33	4,289	(2)	—	—		—
	Retirement Excess Plan	0.33	—		—	—		—

José Luis Fernández	—	—	—		—	—		—

Kevin C. Knightly	Retirement Plan	31.33	355,105	(2)	—	—		—
	Retirement Excess Plan	31.33	344,375	(2)	—	449,511	(3)	449,995	(4)

Satwinder Sian	IMS (UK) Pension Plan	18.00	1,097,207	(5)	—	—		—

___________

(1)	Years are credited based on service from the date the individual became a participant in each plan. Individuals become participants in the Retirement Plan and the Retirement Excess Plan on the first day of the month coincident with or next following the attainment of age 21 and completion of one year of service. Dr. Sian’s credited service is based on his date of joining the IMS (UK) Pension Plan and reflects service through June 30, 2011, the date on which future benefit accruals under the plan ceased due to the plan being frozen as of such date.
(2)	These amounts represent the actuarial present value, as of December 31, 2015, of the total retirement benefit that would be payable to each of our named executive officers, other than Mr. Fernández and Dr. Sian, in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 3.32% under the Retirement Plan and 3.00% under the Retirement Excess Plan on his account balance until such point). The key actuarial assumptions and methodologies used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan were (i) a discount rate of 4.57% and 4.00%, respectively, and (ii) the RP-2015 mortality table with scale MP-2015 for both plans.
(3)	Under the Retirement Excess Plan, if any of Messrs. Bousbib, Bruehlman or Knightly had experienced a separation from service from us for any reason on December 31, 2015, then he would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon attainment of age 55, the present value of which, as of December 31, 2015, is shown above. The following key actuarial assumptions and methodologies were used to calculate the present value at December 31, 2015 of benefits payable at age 55: the Retirement Excess Plan account balance as of December 31, 2015 was projected to age 55 using an interest crediting rate of 3.03% and then converted into an annuity payable at age 55 using a 3.01% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable at age 55 using an interest rate of 2.099% and the GAM 83 Mortality Table. This value was then discounted to December 31, 2015 using a 4.00% discount rate.

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(4)	Under the Retirement Excess Plan, if a change in control occurs, and a participant’s employment with us is involuntarily terminated for a reason other than cause or the participant voluntarily terminates employment with us for good reason within two years thereafter, his accumulated benefit would be payable in a single lump sum on the date of such termination. Accordingly, if any of Messrs. Bousbib, Bruehlman or Knightly had been involuntarily terminated for a reason other than cause or had voluntarily terminated employment with us for good reason on December 31, 2015 following a change in control, then each executive officer would be entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon such termination, the present value of which, as of December 31, 2015 is shown above. This enhancement in value (as compared with what each named executive officer would have received had he terminated employment on December 31, 2015 not in connection with a change in control) is included below under “—Potential payments upon termination or change in control.” The following key actuarial assumptions and methodologies were used to calculate the lump sum payable at December 31, 2015 if the executive’s employment was terminated in connection with a change in control: the account balance was converted into an annuity payable at December 31, 2015 using a 3.01% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable at December 31, 2015 using an interest rate of 2.099% and the GAM 83 Mortality Table.
(5)	These amounts represent the actuarial present value of the total retirement benefit that would be payable to Dr. Sian under the UK Defined Benefit Section (as defined below) as of December 31, 2015. The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under the UK Defined Benefit Section: a discount rate of 3.89% and post-retirement mortality assumptions based on the SAPS S1 “All lives” Table (with scaling factors) published by the Institute of Actuaries and the Faculty of Actuaries projected to December 31, 2015 in line with the medium cohort, with future mortality improvements in accordance with CMI 2011, with a long-term improvement rate of 1.25% per year. Due to the freeze of the UK Defined Benefit Section no future service or compensation increases that occurred after June 30, 2011 are taken into account under the plan.

Defined Benefit Retirement Plans

This section describes the defined benefit pension plans in which our named executive officers participate.

Retirement Plan

Eligibility and Vesting. The Retirement Plan is a funded, tax-qualified retirement program that generally covers all U.S.-based employees, including our named executive officers. Employees become eligible to participate in the plan after completion of one year of credited service. Employees vest in the plan after three years of service.

Benefit Formula. Benefits under the Retirement Plan’s cash balance formula are expressed in the form of a notional account balance. Each month a participant’s cash balance book-keeping account is increased by (i) pay credits of 6% of the participant’s compensation (i.e., base salary, plus annual incentive, commissions, overtime and shift pay) for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month.

Time and Form of Payment. Participants may retire early at age 55 with three years of service. Normal retirement is at age 65. Pension benefits are payable as an actuarially equivalent annuity. Lump-sum distributions are only available for benefits valued at $5,000 or less. Retirement Plan benefits are provided on a noncontributory basis to employees.

Internal Revenue Code Limitations. Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that may be taken into account in the calculation of benefits under a tax-qualified defined contribution or defined benefit pension plan, including the Retirement Plan, to $265,000 in 2015. Section 415 of the Internal Revenue Code limits the annual annuity that may be payable under a tax-qualified defined benefit plan including the Retirement Plan, to $210,000 for 2015.

Retirement Excess Plan

Eligibility. The Retirement Excess Plan is an unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified Retirement Plan and is offered to certain eligible U.S.-based employees, including our named executive officers. It provides pension benefits not provided by the Retirement Plan due to limitations set forth under Section 401(a)(17) or Section 415 of the Internal Revenue Code.

Benefit Formula. Under the Retirement Excess Plan, IMS provides, out of its general assets, amounts equal to the difference between the amount that would have been paid in the absence of the aforementioned Internal Revenue Code limits and the amount that may be paid under the Retirement Plan.

Time and Form of Payment. Benefits for the named executives are automatically payable upon termination of employment (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation) in the form of an actuarially equivalent lump sum.

IMS (UK) Pension Plan - Defined Benefit Section

Eligibility. The IMS (UK) Pension Plan is a funded, tax-qualified retirement plan that is offered to U.K.-based employees. The plan has a defined benefit section (the “UK Defined Benefit Section”) and a defined contribution section (the “UK Defined Contribution Section”). The UK Defined Benefit Section is a funded and tax-qualified retirement program providing benefits to our U.K.-based employees. The UK Defined Benefit Section was closed to new members on April 6, 2004. Effective June 30, 2011, the UK Defined Benefit Section was frozen and future benefit accruals ceased.

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Benefit Formula. Dr. Sian and similarly situated participants accrued a pension at a rate of 1/60th of final pensionable salary for each year of pensionable service until June 30, 2011. Final pensionable salary under the plan is equal to the average of the participant’s highest three consecutive years of pensionable salary out of the last ten years (prior to June 30, 2011). Prior to the plan freeze, participants were required to contribute 7% of compensation to the plan.

Time and Form of Payment. Participants may retire early starting at age 55. The amount of the pension benefit under the plan will be discounted by an amount determined by the plan’s actuary when the participant retires prior to the normal retirement age of 65. If a participant retires after age 65, the amount of the participant’s pension benefit is calculated as if the participant had retired at age 65 but will then be increased to take account of the fact that the participant (as determined by the plan trustee on the advice of the plan’s actuary) did not draw a pension until a later date. Pension benefits are generally payable as an actuarially equivalent life annuity, but a portion of the participant’s pension benefits (as determined by the U.K. tax authority using conversion factors that are set by the plan’s actuary) may be taken as a lump sum.

Defined Contribution Retirement Plans

This section describes the defined contribution retirement plans in which the named executive officers participate.

401(k) Savings Plan

Eligibility. The Company’s 401(k) Savings Plan is a tax-qualified, defined contribution plan that is offered to U.S.-based employees, including our named executive officers. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution.

Benefit formula. Under the Savings Plan, we make a matching contribution of 50% of employee contributions up to 6% of compensation, subject to certain limits under the Internal Revenue Code. Employees vest in Company matching contributions after three years of service to us.

Time and form of payment. Participants are paid in the form of a lump sum payment or an annuity based upon on the election of the participant and the age of the participant upon retirement.

Savings Equalization Plan

Eligibility. The Company’s Savings Equalization Plan is an unfunded, non-qualified contribution plan that is offered to certain eligible U.S.-based employees, including our named executive officers.

Benefit Formula. The Savings Equalization Plan provides a company matching contribution equal to the amount by which the participant’s benefits are limited under the 401(k) Savings Plan due to applicable Internal Revenue Code limits.

Time and Form of Payment. Benefits under the Savings Equalization Plan are provided in the form of a matching contributions payable in cash shortly after the end of the calendar year to which it relates.

IMS France Defined Contribution Plan

Eligibility. The IMS France Defined Contribution Plan is a tax-qualified defined contribution plan designed to comply with Article 83 of the French General Tax Code and is offered to France-based managers, including Mr. Chu (prior to his relocation to the United States), after the completion of one year of service.

Benefit formula. Participants may make monthly contributions to the plan (minimum €50 per month). The Company contributes 3% of a manager’s compensation (up to €4,565) to the plan.

Time and form of payment. Contributions plus earnings accumulate until a participant achieves retirement age at which time they are converted to an annuity and the participant receives payments on a periodic basis.

Spain Defined Contribution Plan

Eligibility. The Company’s Plan de Pensiones del personal de IMS Health (the “Spain Defined Contribution Plan”) is a defined contribution plan offered to Spain-based employees, including Mr. Fernández.

Benefit Formula. Participants’ annual contributions (up to 2% of base salary, or, in the case of Mr. Fernández, 3%) are matched by the Company in the amount of €2 for each €1 contributed by a participant, until the combination of employee and Company contributions reaches the statutory annual contribution limit.

Time and Form of Payment. Any shortfall in Company contributions to the plan arising from the application of the statutory annual contribution limit may, in the sole discretion of the Company, be paid to the employee in cash at year-end, in an amount equivalent on an after-tax basis to what the Company otherwise would have contributed to the plan.

39

IMS (UK) Pension Plan - Defined Contribution Section

Eligibility. The Defined Contribution Section of the IMS (UK) Pension Plan is a funded, tax-qualified retirement plan that is offered to U.K.-based employees. Dr. Sian was a participant prior to his termination of employment on August 31, 2015. Company contributions vest after completion of two years of service with the UK Company, provided the employee has been a member of the plan for a minimum of three months.

Benefit Formula. Under the UK Defined Contribution Plan, the level of our ordinary contribution ranges from 5% to 11% of a participant’s compensation depending on the level of the participant’s ordinary contribution to this plan (from 2% to 8% of compensation). The maximum amount of a participant’s ordinary contribution varies based on the employee’s age, and is subject to certain statutory contribution limits.

Time and Form of Payment. Employees may begin to receive their benefits at any time following the later of (a) attainment of age 55 or (b) termination of employment. At retirement, the retiree may elect to take up to a certain amount of the value of their accumulated account balance in the form of a tax-free lump sum.  The remainder of the account balance, after deduction for the lump sum payment, will be used to purchase an annuity on the retiree’s behalf.

Effective March 1, 2014, Dr. Sian elected, in accordance with the terms of the IMS (UK) Pension Plan and U.K. law, to opt out of continued participation in the UK Defined Contribution Plan. In lieu of the Company contributions that would have been made to the Defined Contribution Section on behalf of Dr. Sian had he continued to participate in this plan, the Company has decided to pay a discretionary amount directly to Dr. Sian equivalent to these contributions. These discretionary payments ceased upon Dr. Sian’s termination of employment.

Non-qualified Deferred Compensation

The following table sets forth information regarding the non-qualified deferred compensation of each of our named executive officers for our 2015 fiscal year. There were no executive or Company contributions to, or, with respect to our named executive officers, distributions from, the Defined Contribution Executive Retirment Plan (the “DCERP”) during our 2015 fiscal year.

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at End of Fiscal Year 2015 ($)(2)
Ari Bousbib	—	—
Ronald E. Bruehlman	—	—
Robert Chu	—	—
José Luis Fernández	23,335	1,200,298
Kevin C. Knightly	32,619	2,165,710
Satwinder Sian(3)	18,798	1,252,661

___________

(1)	Earnings in the last fiscal year for each named executive officer represent (i) interest credited to the respective named executive officer’s Designated Account, and (ii) the increase/decrease during 2015 in the fair market value of shares of our common stock notionally held in the particular Designated Account.
(2)	The aggregate balance at the end of the year consists of the value of the named executive officer’s account under the DCERP as of December 31, 2015. The Stock Account has been valued using the closing price of our common stock on December 31, 2015 ($25.47). Earnings on deferred amounts in a named executive officer’s Designated Account, to the extent such earnings were deemed to be “above-market” under applicable SEC rules, have been reflected in the “Summary Compensation Table” in the column labeled “—Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”
(3)	Dr. Sian’s employment with us terminated on August 31, 2015 and Dr. Sian’s full account balance under the DCERP is payable in connection with that termination. However, consistent with applicable non-qualified deferred compensation tax rules, that payment was required to be delayed for six months and is expected to be paid to him in full on February 29, 2016.

Defined Contribution Executive Retirement Plan

Eligibility. The DCERP is a non-qualified, unfunded defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Previously accrued benefits continue to be eligible to be credited with interest and other investment returns. Messrs. Fernández and Knightly and Dr. Sian are fully vested in their accounts under the DCERP.

Benefit Formula. A participant in the DCERP was able to elect to have his or her account under this plan notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to his or her account as of the closing date of our 2010 merger in which the Sponsors acquired control of the Company, notionally invested in shares of our common stock (the portion that is so notionally invested is referred to as a “Stock Account”). Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA to AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index. With respect to a Stock Account, upon payment of a cash dividend on shares of our common stock, the amount that would have been paid to a participant had he or she held shares of common stock directly (instead of notional stock units) is credited to the Designated Account. Since the initial public offering of our common stock, participants have been permitted to make an election to have all or a portion of their Stock Accounts reallocated to a Designated Account.

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Time and Form of Payment. A participant’s account under the DCERP is paid as a lump sum on or shortly after the date a participant terminates employment with us.

Potential payments upon termination or change in control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control.

Employment Agreement with Mr. Bousbib. Under the terms of his employment agreement, if we terminate Mr. Bousbib’s employment without cause (as defined in the employment agreement) or we do not renew his agreement, or if Mr. Bousbib resigns for good reason (as defined in the employment agreement), Mr. Bousbib will be entitled to severance in an amount equal to two times the sum of his base salary and target annual incentive, payable in equal installments over the 24-month period following the termination of his employment. If any such termination or resignation for good reason occurs within the 24-month period following a change in control (as defined in the employment agreement), Mr. Bousbib will be entitled to the cash severance described above, except that payment will be made in a single lump sum immediately upon such termination. “Good reason” is generally defined as a materially adverse change in Mr. Bousbib’s title, duties, responsibilities (including reporting) or conditions of employment (this does not apply to Mr. Bousbib’s reappointment as Chairman of the Board), a material reduction in base salary or target incentive, a relocation of the place of employment by 35 miles or more or a failure to pay to any material portion of compensation. Under the agreement, if IMS Health elects not to extend the term of the agreement, the termination event will be treated as a termination by us without cause.

Upon a termination for cause, a resignation without good reason, or a termination of employment due to his death or disability, Mr. Bousbib will be entitled to salary and other compensation that accrued before termination, but no severance will be payable.

As a condition to Mr. Bousbib’s receipt of the severance payments described above, he must timely execute (without revoking) a release of claims in favor of us and comply with certain restrictive covenants set forth in the employment agreement, including a covenant not to compete with us or to solicit our clients or employees during and for two years following his employment with us. Mr. Bousbib is also bound by other restrictive covenants, including covenants relating to confidentiality and non-disparagement.

Employee protection plan. Messrs. Bruehlman, Chu and Knightly participate in our Employee Protection Plan (the “EPP”), which provides for certain payments and benefits if the named executive officer’s employment is terminated without cause (as defined in the EPP). Under the EPP, upon a termination of employment without cause (but not within 12 months following a change in control (as defined in the EPP)), the named executive officer would be entitled to receive continued base salary payments for a period of time equal to 16 weeks or, if greater, one-and-a-half weeks for each $10,000 of base salary plus two weeks for each year of service (up to a maximum of 78 weeks). Upon a termination without cause within 12 months following a change in control, the named executive officer would be entitled to an amount equal to 130% of the amount described in the prior sentence, payable during the same time period as described in the prior sentence.

Upon a termination of employment without cause, in addition to the salary continuation described above, the named executive officer would also be entitled to continued health and life insurance coverage throughout the salary continuation period described above, a pro-rated annual incentive for the year of termination based on actual performance (but only if the named executive officer worked for at least six months in that year), and outplacement services.

A named executive officer will not be entitled to severance benefits under the EPP if he is offered comparable employment with us or an acquiring company. Benefits under the EPP will cease when the named executive officer earns compensation from a new employer, and are offset by the amounts of any other severance payments that are made to the named executive officer or by the amount of any sign-on incentive or similar amounts paid upon commencement of the named executive officer’s employment, if such payments occurred within 12 months of the termination. Any salary continuation or benefits payable under the EPP are conditioned upon the named executive officer’s timely execution (without revoking) of a release of claims in favor of us that may include certain restrictive covenants, including covenants relating to non-competition and non-solicitation of clients or employees that would apply, in each case, during the one-year period following the named executive officer’s termination of employment or, if longer, the named executive officer’s salary continuation period.

Acceleration of long-term incentive awards. As of December 31, 2015, all of our currently employed named executive officers, other than Mr. Knightly, held unvested stock options. Some of these stock options are subject only to time-based vesting and some are subject to both time-based and performance-based vesting, as described above. All of the outstanding stock options held by our named executive officers were granted under our 2010 Equity Incentive Plan.

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In the case of time-based stock options, if such options are not assumed, continued, substituted or cashed-out in connection with certain covered transactions (including transactions that would constitute a change in control), they will automatically become vested in full.

As described above, the vesting of performance-based stock options is based on the achievement of certain Adjusted EBITDA performance targets. If the Adjusted EBITDA target has not been achieved and the options otherwise have not vested, they nevertheless may become vested upon the Sponsors’ receipt of a specified level of proceeds, including in connection with certain covered transactions. If a covered transaction occurs but the Sponsors do not receive the requisite amount of proceeds, the unvested performance-based stock options will either remain outstanding and eligible to vest upon achievement of the Adjusted EBITDA targets within the originally specified vesting period or, if such treatment is not practical, then such options will automatically vest in full immediately before the consummation of the covered transaction.

Other than our Chief Executive Officer, who is bound by restrictive covenants under his employment agreement, each of our continuing named executive officers is bound by certain restrictive covenants under each of their respective award agreements, including a covenant not to compete with us or to solicit our clients or employees for a one-year period following termination of employment with us, and other covenants relating to confidentiality and non-disparagement.

Long-term incentive awards (other than stock options) typically vest as a result of such executive’s continued service through the specified vesting date and/or the achievement of specified performance goals, and generally do not provide for accelerated vesting, except in the case of our Chief Executive Officer. Mr. Bousbib’s time-vested SARs, restricted stock units and restricted stock are subject to accelerated vesting in certain circumstances relating to a change in control or covered transaction as further discussed under “—Elements of Compensation—Long-term incentive awards” in this Proxy Statement.

Payments under pension and non-qualified deferred compensation plans. If the employment of any of Messrs. Bousbib, Bruehlman, Chu or Knightly had terminated for any reason on the last day of 2015, no amount would have been immediately payable to him under the Retirement Plan or Retirement Excess Plan, but upon attaining age 55 each executive officer would be entitled to take early retirement benefits under the Retirement Plan and would receive a lump sum payment under the Retirement Excess Plan. If Messrs. Fernández or Knightly had terminated employment on the last day of 2015, the balance under the DCERP, as shown in the table under the section entitled “—Non-qualified Deferred Compensation” above, would have been payable to Messrs. Fernández and Knightly, as applicable.

Upon Dr. Sian’s termination of employment on August 31, 2015, his full account balance under the DCERP became payable. However, consistent with applicable non-qualified deferred compensation tax rules, that payment was required to be delayed for six months and is expected to be paid to him in full on February 29, 2016. In addition, while no amount was immediately payable to him under the UK Defined Benefit Section upon his termination of employment, upon attaining age 55 he will be entitled to take early retirement benefits under the UK Defined Benefit Plan.

Certain payments will be triggered upon any termination of employment under our pension and non-qualified deferred compensation plans, as described above under the sections entitled “—Pension Benefits” and “—Non-qualified Deferred Compensation.” No enhancement would be triggered by the occurrence of a change in control with regard to the amount payable, the vesting or other terms applicable, to our named executive officers under the Retirement Plan or the DCERP. However, under the Retirement Excess Plan, if a change in control occurs and within two years thereafter a participant’s employment with us is involuntarily terminated for a reason other than cause, or the participant voluntarily terminates employment with us for good reason, the participant will become fully vested in his or her account balance under the plan and his or her accumulated benefit will be payable in a single lump sum on the date of such termination. For this purpose, the terms “change in control,” “cause” and “good reason” are defined in that plan.

Summary of potential payments. The following table estimates the dollar value of the additional payments and benefits our named executive officers would have been entitled to receive under applicable plans and/or arrangements, assuming the applicable triggering event occurred on December 31, 2015.  For Dr. Sian, the amounts in the table represent the actual amounts paid to him in connection with his employment termination on August 31, 2015.

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Name	Type of Payment or Benefit	Involuntary Termination ($)	Change in Control Without Termination ($)	Involuntary Termination following a Change in Control ($)
Ari Bousbib	Severance Pay(1)	9,600,000	—	9,600,000
	Acceleration of time-based equity awards(2)	—	—	49,100,399
	Acceleration of performance-based options(3)	—	5,344,800	5,344,800
	Pension Benefits(4)	—	—	3,699
	Total	9,600,000	5,344,800	64,048,898

Ronald E. Bruehlman	Severance Pay(5)	765,000	—	994,500
	Acceleration of performance-based options(3)	—	505,680	505,680
	Health & Welfare Benefits(6)	22,964	—	22,964
	Outplacement(7)	6,500	—	6,500
	Total	794,464	505,680	1,529,644

Robert Chu	Severance Pay(5)	584,615	—	756,000
	Acceleration of performance-based options(3)	—	157,356	157,356
	Health & Welfare Benefits(6)	15,572	—	15,572
	Outplacement(7)	6,500	—	6,500
	Total	606,687	157,356	935,428

José Luis Fernández	Severance Pay(8)	1,612,109	—	1,612,109
	Acceleration of performance-based options(3)	—	247,920	247,920
	Outplacement(7)	7,954		7,954
	Total	1,620,063	247,920	1,867,983

Kevin C. Knightly	Severance Pay(5)	612,000	—	795,600
	Pension Benefits(4)	—	—	484
	Health & Welfare Benefits(6)	22,023	—	22,023
	Outplacement(7)	6,500	—	6,500
	Total	640,523	—	824,607

Satwinder Sian	Severance Pay(9)	800,756	—	—
	Outplacement	16,468	—	—
	Total	817,224	—	—

___________

(1)	Represents two times the sum of the Chief Executive Officer’s base salary and his target annual incentive, which is the amount payable to Mr. Bousbib under the terms of his employment agreement in connection with a termination of his employment by us without cause or by him for good reason.
(2)	The value of the acceleration of unvested time-based SARs is determined based on the difference between the exercise price of the SARs and the closing price of a share of our common stock on December 31, 2015 ($25.47). The value of the acceleration of unvested time-based restricted stock units and restricted stock is determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 31, 2015. For purposes of this table, we have assumed that all time-based SARs, restricted stock and restricted stock units would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based SARs, restricted stock and restricted stock units would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs, restricted stock and restricted stock units in connection with a change in control transaction may be different.
(3)	The value of the acceleration of unvested performance-based stock options is determined based on the difference between the exercise price of the options and the closing price of a share of our common stock on December 31, 2015 ($25.47). For purposes of this table, based on our stock price on such date, we have assumed that the amount of proceeds received by the Sponsors in connection with a change in control occurring on December 31, 2015 would have resulted in all performance-based options becoming fully vested in connection with such change in control. The actual treatment of performance-based stock options in connection with a change in control transaction may be different.

(4)	Represents the enhancement in the present value of the applicable named executive officer’s accumulated benefit under the Retirement Excess Plan, as described in the “—Pension benefits” section above, which would occur in the event of a qualifying termination on December 31, 2015 following a change in control. This enhancement in value is solely due to the fact that the payment of this benefit would be accelerated to his termination date.
(5)	Represents the sum of base salary continuation payable to the named executive officer under the EPP. Amounts would be payable in accordance with our customary payroll practices.
(6)	Represents the cost to us of paying our portion of premiums for medical/prescription drug, dental and life insurance benefits during the period during which salary continuation payments under the EPP are being made. The cost of providing these health care benefits has been calculated based on the applicable assumptions used in preparing our financial statements.
(7)	Represents the value of outplacement services available to the named executive officer based on his country of employment.
(8)	Represents the benefits under the severance practice for IMS Spain-based employees consistent with Spanish minimum statutory requirements, pursuant to which Mr. Fernández would receive an amount equal to 45 days’ base salary for each year of service prior to February 12, 2012 and 33 days’ base salary for each year of service thereafter.
(9)	Upon his termination of employment on August 31, 2015, Dr. Sian received a lump sum payment in the amount shown. This payment was made pursuant to the informal policy covering senior management of IMS Health in the United Kingdom (three weeks of base salary for each completed year of service (up to 21 years) plus three months of base salary in lieu of statutory notice).

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Proposal No. 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ended December 31, 2016. The Board will ask IMS stockholders to ratify this selection at the Annual Meeting.

Audit Committee Report

PricewaterhouseCoopers served as IMS Health’s independent registered public accounting firm for the year ended December 31, 2015. PricewaterhouseCoopers has been IMS Health’s independent auditor continuously since July 1998.

Among its functions, the Audit Committee reviews the financial reporting process of IMS on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to IMS Health that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in IMS Health’s 2015 Annual Report for filing with the SEC.

The Audit Committee

Ronald A. Rittenmeyer, Chairman

Karen L. Katen

Sharad S. Mansukani

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Fees Paid to Independent Registered Public Accounting Firm

The accounting firm of PricewaterhouseCoopers served as IMS Health’s independent auditors for the years ended December 31, 2015 and December 31, 2014. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for IMS Health worldwide.

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to IMS Health for services rendered by PricewaterhouseCoopers for the 2015 and 2014 fiscal years:

	2015	2014
	(in millions)
Audit fees(1)	$5.6	$4.6
Audit-related fees(2)	1.1	1.3
Tax fees(3)	2.7	3.6
All other fees(4)	—	—
Total	$9.4	$9.5

___________

(1)	Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters. The increase in 2015 is primarily due to the audit of internal controls over financial reporting which was not required in 2014, the audit scope change for acquired businesses and filing requirements in connection with debt and equity offerings.
(2)	Audit-related fees consisted principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees.
(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services. The decrease in 2015 is primarily a result of fees incurred in the prior year related to tax services associated with the structuring of the Company upon its initial public offering and lower due diligence and structuring fees for the Cegedim Acquisition.
(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by IMS Health’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Audit Committee also has delegated its Chairperson, acting singly, with the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Audit Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2015 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with its independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from IMS Health and its management.

The Audit Committee has appointed PricewaterhouseCoopers as independent registered public accountants for IMS Health for the year ending December 31, 2016. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reconsider the appointment but may nonetheless determine to retain PricewaterhouseCoopers as IMS Health’s independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of February 15, 2016, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 329,716,143 shares of our common stock outstanding as of February 15, 2016. Shares of our common stock that a person has the right to acquire within 60 days of February 15, 2016 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o IMS Health Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent
5% stockholders:
TPG Funds(1)	110,731,840	33.7%
CPPIB-PHI(2)	46,456,461	14.2%
LGP Funds(3)	19,091,695	5.8%
GIC Private Limited(4)	30,730,368	9.4%
Wellington Management Group LLP(5)	24,032,912	7.3%
Directors and named executive officers:
Ari Bousbib(6)	6,640,933	2.0%
Ronald E. Bruehlman(7)	353,518	*
Robert Chu(8)	94,613	*
José Luis Fernández(9)	257,080	*
Kevin C. Knightly(10)	300,189	*
John G. Danhakl(3)	—	—
James A. Fasano	—	—
Karen L. Katen	—	—
Sharad S. Mansukani(11)	81,207	*
Ronald A. Rittenmeyer(12)	181,207	*
Todd B. Sisitsky(13)	—	—
Bryan M. Taylor(14)	—	—
All executive officers and directors as a group (15 persons)(15)	8,294,408	2.5%

___________

*

Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)

The information relating to the TPG Funds is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership at December 31, 2015. Shares shown as beneficially owned by the TPG Funds include the following: (a) 46,237,965 shares of our common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 120,959 shares of our common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 97,538 shares of our common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 46,273,539 shares of our common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 182,921 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 1,909,170 shares of our common stock held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 15,909,748 shares of our common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general

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partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(2)	The information relating to CPPIB-PHI is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership as of December 31, 2015. CPPIB-PHI is a wholly owned subsidiary of the Canada Pension Plan Investment Board, which therefore beneficially owns the shares held by CPPIB-PHI. All shares of the Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Andrea Jeffery and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Andrea Jeffery and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.
(3)	The information relating to Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership at December 31, 2015. Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 14,579,471 shares of our common stock (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 4,373,491 shares of our common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 138,733 shares of our common stock (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, McCollum, Cortas and Galashan, and Ms. Wagner may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(4)	The information concerning GIC Private Limited (“GIC”) is based solely on a Schedule 13G/A filed with the SEC on February 4, 2016, reporting beneficial ownership at December 31, 2015. GIC is a fund manager and only has two clients – the Government of Singapore (“GoS”) and the Monetary Authority of Singapore (“MAS”). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 23,203,381 securities beneficially owned by it. GIC shares power to vote and dispose of 7,526,987 securities beneficially owned by it with MAS. The address of GIC is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(5)	The information concerning Wellington Management Group LLP (“Wellington Management”) is based solely on a Schedule 13G filed with the SEC on February 11, 2016, reporting beneficial ownership at December 31, 2015. This Schedule 13G reported that Wellington Management had shared voting power over 8,813,073 shares and shared dispositive power over 24,032,912 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts, 02210.
(6)	Includes 4,000,000 shares underlying stock options and 53,937 shares underlying vested stock appreciation rights that are currently exercisable or scheduled to vest within 60 days. Also includes 923,962 shares of restricted stock that are not vested as of February 15, 2016 and are subject to forfeiture.
(7)	Includes 265,000 shares underlying stock options and 11,798 shares underlying vested stock appreciation rights that are currently exercisable or scheduled to vest within 60 days.
(8)	Includes 73,000 shares underlying stock options and 5,393 shares underlying vested stock appreciation rights that are currently exercisable or scheduled to vest within 60 days.
(9)	Includes 210,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 5,393 shares underlying vested stock appreciation rights and 21,253 notional shares held under the Defined Contribution Executive Retirement Plan.
(10)	Includes 240,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 5,393 shares underlying vested stock appreciation rights and 48,349 notional shares held under our Defined Contribution Executive Retirement Plan.
(11)	Includes 50,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(12)	Includes 50,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(13)	Todd B. Sisitsky, who is one of our directors, is a TPG Partner. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(14)	Bryan M. Taylor, who is one of our directors, is a TPG Partner. Mr. Taylor has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Taylor is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(15)	Includes 5,229,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 114,221 shares underlying vested stock appreciation rights and 69,602 notional shares held under the Defined Contribution Executive Retirement Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports we have received and written representations from certain filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were complied with for the year ended December 31, 2015.

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Certain Relationships and Related Person Transactions

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Nominating and Corporate Governance Committee is responsible for reviewing and approving related person transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In the course of its review and approval of related person transactions, our Nominating and Corporate Governance Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related person transactions must be approved or ratified by the nominating and corporate governance committee based on full information concerning the proposed transaction, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction, including aggregate value and value to be derived by the related person, the benefits to the Company and the related person, the availability to the Company of alternative means or transactions by which to obtain like benefits, terms that would prevail in a similar transaction with an unaffiliated third party, and such other information as our Nominating and Corporate Governance Committee deems appropriate. Our policy provides that we generally should not engage in related person transactions, unless:

•	the transaction offers clear advantages to us, and its purpose is not to confer an advantage on the related person;
•	we are acquiring goods or services, and comparable goods or services are not available from unrelated third parties on equally advantageous terms;
•	we are selling goods or services, and the terms of the transaction are comparable to terms we provide to unrelated third parties;
•	the transaction will be approved for us by independent decision-makers in good faith and without influence of the person who has a conflicting interest; or
•	the transaction is in our best interests.

Stockholders’ Agreement

Under the stockholders’ agreement with investment entities controlled by our Sponsors (the “stockholders’ agreement”), we and the Sponsors are required to take all necessary action to cause the Board to include individuals designated by the Sponsors in the slate of nominees recommended by the Board for election by our stockholders. The Sponsors’ nomination rights as set forth in the stockholders’ agreement are described under the section entitled “Corporate Governance at IMS Health–Board composition and director independence.”

In addition, the stockholders’ agreement provides that the Sponsors agree to vote for each other’s director nominees and also agree to vote for the chief executive officer then in office as a director.

Each of TPG and CPPIB-PHI have the right to appoint a representative on each committee of the Board other than the Audit Committee, subject to applicable rules and regulations of the NYSE, in each case so long as it holds 10% of the outstanding shares of our common stock.

Pursuant to the registration rights provisions of the stockholders’ agreement, our Sponsors have demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register shares of our common stock for sale to the public, we will be required to give notice of such registration to the Sponsors, and, subject to certain limitations, include shares of our common stock held by them in such registration. The agreement includes customary indemnification provisions in favor of the Sponsors, any person who is or might be deemed a control person (within the meaning of the Securities Act of 1933, as amended, and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. Further, under our stockholders’ agreement, until the trigger date, in the event we propose to issue additional equity securities to any of the Sponsors, we and each such Sponsor agree to give reasonable notice and opportunity to each other Sponsor to participate in such issuance on a pro rata basis.

Management Registration Rights Agreement

We are party to a registration rights agreement with certain of our directors and members of management. Under this agreement, to the extent such parties hold registrable shares (as defined in the agreement), such parties have “piggyback” participation rights with respect to registered offerings of common stock, including those initiated by the Sponsors.

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Transactions with Sponsors and their Portfolio Companies

The Sponsors are private equity firms that have investments in companies that do business with us in the ordinary course of business. We believe these transactions are conducted on an arms-length basis. For fiscal 2015, we recorded approximately $8.9 million and $0.2 million associated with sales of our products and services to companies in which TPG and CPPIB—PHI, respectively, had investments and were considered affiliates. For fiscal 2015, we purchased goods and services of approximately $5.9 million and $7.2 million from companies in which TPG and CPPIB—PHI, respectively, had investments and were considered affiliates.

Share Repurchases and Secondary Offerings

On May 3, 2015, the Company’s Board approved a $300 million common stock repurchase authorization. In connection with that authorization, on May 12, 2015, we purchased 11.1 million shares of our common stock from the underwriters in the sale of 57.97 million shares by the Sponsors of our common stock at a public offering price of $27.50 per share, including 6.87 million shares that were offered and sold by the Sponsors pursuant to the full exercise of the underwriter’s option to purchase additional shares. In August 2015, the Sponsors completed the sale of 20 million shares of our common stock to underwriters at a price of $31.17 per share. The Company did not sell any stock in, or receive any proceeds from either of the offerings. Each of the offerings was commenced at the request of the Sponsors pursuant to their rights under the stockholders’ agreement. The Company incurred $1 million of expenses in the year ended December 31, 2015 related to the offerings, which were included in selling and administrative expenses.

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Compensation Committee Interlocks and Insider Participation

During 2015, the Leadership Development and Compensation Committee of the Board consisted of Messrs. Danhakl, Fasano, Rittenmeyer and Taylor. None of the members of the committee have at any time been an officer or employee of our Company or any of our subsidiaries. During 2015, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or the Leadership Development and Compensation Committee.

Messrs. Taylor, Danhakl, Fasano were each elected to the Board pursuant to the stockholders’ agreement, which as discussed above requires that all parties to the stockholders’ agreement vote in favor of the election of certain nominees designated in accordance with the stockholders’ agreement. Messrs. Danhakl, Fasano and Taylor are associated with LGP, CPPIB and TPG, respectively, each of which is a party to the stockholders’ agreement. Information regarding our relationships with each of these entities and their affiliates is described above under “Certain Relationships and Related Person Transactions.”

Other Matters

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the Annual Meeting. If, however, any other appropriate business is properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

Stockholder Proposals for 2017 Annual Meeting of Stockholders

Under SEC rules, for a stockholder proposal to be included in our Proxy Statement (and form of proxy) for presentation at our 2017 annual meeting of stockholders, the proposal must be received by us, marked to the attention of Harvey A. Ashman, Corporate Secretary, at our principal executive offices by October 25, 2016. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of IMS at 83 Wooster Heights Road, Danbury, Connecticut 06810. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2017 annual meeting of stockholders no earlier than December 9, 2016, and no later than January 8, 2017.

If, however, the date of our 2017 annual meeting of stockholders is more than 30 days before or after the anniversary date of the Annual Meeting, we must receive notice on or before ten days after the day on which the date of our 2017 annual meeting of stockholders is first disclosed in a public announcement.

The nomination must contain the information specified in our Bylaws.

Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Solicitation of Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2015 Annual Report will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses.

Reduce Mailings

If more than one copy of our 2015 Annual Report has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

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Cautionary Note Regarding Forward-LooKing Statements

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; ability to successfully integrate our acquisition targets or for other reasons may not achieve expected benefits of our acquisition transactions; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. Dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions, and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 and in other public filings with the SEC. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

By Order of the Board of Directors,

/ S / HARVEY A. ASHMAN
HARVEY A. ASHMAN
Senior Vice President, General Counsel
and Corporate Secretary

Dated: February 22, 2016
Danbury, Connecticut

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IMS HEALTH HOLDINGS, INC. 83 WOOSTER HEIGHTS ROAD DANBURY CT 06810

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following:
1.	Election of Directors

Nominees
					For	Against	Abstain

01	John G. Danhakl				☐	☐	☐

02	Karen L. Katen				☐	☐	☐

03	Bryan M. Taylor				☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2	Ratification of the appointment of PricewaterhouseCoopers LLP as IMS Health Holdings, Inc.’s Independent Registered Public Accounting Firm for 2016.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.		☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000266482_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

IMS HEALTH HOLDINGS, INC. Annual Meeting of Stockholders April 8, 2016 9:00 AM
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Ari Bousbib, Ronald E. Bruehlman and Harvey A. Ashman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of IMS HEALTH HOLDINGS, INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, EDT on 4/8/2016, at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, CT 06810, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000266482_2 R1.0.1.25